Exhibit 10.1
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

COLLABORATION AND LICENSE AGREEMENT
This Collaboration and License Agreement (this “Agreement”) is made as of February 28, 2018 (the “Signing Date”), by and between Mylan Ireland Ltd., an Irish company having principal offices at South Bank House, Barrow Street, 6th Floor, Dublin, Ireland (together with its successors and assigns, “Mylan”), and Revance Therapeutics, Inc., a Delaware corporation, having principal offices at 7555 Gateway Blvd., Newark, CA 94560 (together with its successors and assigns, “Revance”). Mylan and Revance may be referred to herein by name or individually, as a “Party” and collectively, as the “Parties.”
BACKGROUND
A.    Revance is a pharmaceutical company developing certain products containing botulinum toxin.
B.    Mylan is a global pharmaceutical company primarily in the business of developing, manufacturing and marketing generic pharmaceutical products and biosimilars.
C.    The Parties desire to collaborate to develop a biosimilar version of the branded biologic product marketed as Botox® in certain countries as of the Effective Date.
D.    Mylan wishes to obtain certain exclusive rights and licenses to intellectual property from Revance for the development, manufacture and commercialization of Product in the Mylan Territory (each, as defined below); and
E.    Revance is willing to grant such exclusive rights and licenses to intellectual property to Mylan for Mylan to develop, manufacture and commercialize Product in the Mylan Territory, all on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the covenants, conditions and undertakings hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
AGREEMENT
ARTICLE 1
DEFINITIONS
For the purposes of this Agreement, the following capitalized words and phrases shall have the following meanings:

1.1“Accounting Standards” means, with respect to a Person, U.S. Generally Accepted Accounting Principles (GAAP), consistently applied by such Person.
1.2“Affiliate” means, with respect to a Party, any corporation, limited liability company or other business entity controlling, controlled by or under common control with such Party, for so long as such relationship exists. For the purposes of this definition, control means: (a) to possess, directly or indirectly, the power to direct affirmatively the management and policies of such corporation, limited liability company or other business entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) ownership of more than fifty percent (50%) of the voting stock in such corporation, limited liability company or other business entity (or such lesser percent as may be the maximum that may be owned pursuant to Applicable Law of the country of incorporation or domicile), as applicable. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party.
1.3“Ancillary Agreement” means the Supply Agreement, the Quality Agreement or the PV Agreement.
1.4“Annual Net Sales” means, with respect to a calendar year, total Net Sales by Mylan or its Affiliates or their respective Sublicensees in the Mylan Territory in such calendar year.
1.5“Applicable Law” means all laws, ordinances, rules, rulings, directives and regulations of any Regulatory Authority that apply to the development, manufacture, processing or commercialization of the Product or the other activities contemplated under this Agreement, including (a) all applicable federal, state and local laws, rules and regulations; (b) the BPCI Act, the Public Health Service Act and the U.S. Federal Food, Drug and Cosmetic Act; (c) Article 6 of Regulation (EC) 726/2004 and Article 10(4) of Directive 2001/83/EC; (d) 42 C.F.R., Part 73 and other applicable laws and regulations relating to toxins, (e) regulations, guidelines and procedural advice of the EMA, the FDA and other Regulatory Authorities, including guidelines of the Committee for Medicinal for Human Use (CHMP) and ICH; and (f) any applicable equivalents of any of the foregoing in the Mylan Territory.
1.6“Bankruptcy Event” means, with respect to a Party, (a) the making by it of a general assignment for the benefit of creditors, (b) the commencement by it of any voluntary petition in bankruptcy or suffering by it of the filing of an involuntary petition of its creditors (that is not discharged within sixty (60) days of the filing thereof), (c) the suffering by it of the appointment of a receiver to take possession of all, or substantially all, of its assets, (d) the suffering by it of the attachment or other judicial seizure of all, or substantially all, of its assets, (e) the admission by it in writing of its inability to pay its debts as they come due, or (f) the making by it of an offer of settlement, extension or composition to its creditors generally.
1.7“Biological Active Substance” means any botulinum neurotoxin [*], including as further described on Exhibit 1.7.
1.8“Biosimilar” means a product that: (a) is highly similar to the Reference Product notwithstanding minor differences in clinically inactive components; and (b) has no clinically meaningful differences from the Reference Product in terms of safety, purity and potency; and (c) would be eligible for review and approval by the FDA under the BPCI Act or equivalent EU guidelines or corresponding

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Applicable Laws elsewhere in the Mylan Territory, regardless of whether Marketing Authorization is sought under the BPCI Act or such EU equivalent guidelines or such corresponding Applicable Law.
1.9“BLA” means a Biologics License Application filed pursuant to the requirements of the FDA under 21 C.F.R., Section 601.2, to obtain Marketing Authorization for the Product in the United States.
1.10“BPCI Act” means the Biologics Price Competition and Innovation Act of 2009 within the Patient Protection and Affordable Care Act, as set forth in Section 351(k) of the PHS Act (42 U.S.C. 262), which was signed into law in the United States in March 2010, and as may be subsequently amended.
1.11“Business Day” means any day other than a Saturday, a Sunday or any day on which commercial banks located in New York City, New York, U.S.A. are authorized or required to remain closed.
1.12“Cell Line” means the cell line described on Exhibit 1.12 hereto.
1.13“Cell Line Agreement” means that certain [*] Agreement by and between Revance and [*], pursuant to which Revance has certain rights to the Cell Line.
1.14“cGMP” means the current good manufacturing practice regulations as described in the U.S. Code of Federal Regulations, Parts 210, 211, 601, and 606, any applicable corresponding regulations promulgated in the European Union (or in any country currently in the European Union) or by the Brazilian Health Regulatory Agency (ANVISA), or ICH Guidelines.
1.15“Clinical Trial” means any clinical study involving the administration of the Product to a human subject for the purpose of evaluating the safety, efficacy, performance or other characteristic of the Product.
1.16“Collaboration Data” means any Product-Related Data generated by or on behalf of either Party or its Affiliates pursuant to this Agreement.
1.17“CMC” means chemistry, manufacturing and controls, and may also be referred to as Pharmaceutical Quality/CMC.
1.18“Commercially Reasonable Efforts” means, with respect to a Party’s activities hereunder, that level of effort and resources normally dedicated by such Party to the development, manufacture or commercialization, as the case may be, of such Party’s other pharmaceutical or medicinal products of a similar commercial potential at a similar stage in its lifecycle, consistent with Applicable Law, in each case taking into account issues of safety and efficacy, cost, product profile (including patent protection status), the then-current competitive environment for such product and the likely timing of such product’s entry into the market, the regulatory environment and status of such product, and other relevant scientific, legal, technical and commercial factors, all based on conditions prevailing at the time such efforts are due.
1.19“Control” or “Controlled” means, with respect to Patent Rights or Know-How, possession by a Party of the power and authority, whether arising by ownership, license, or other authorization, to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended grant and authorize the licenses or sublicenses, as applicable, under such intellectual property rights or Know-How of the scope granted to the other Party in this Agreement without violating the terms of any agreement or other arrangement with any Third Party, or, with respect to any Patent Right or Know-How obtained by a Party after the Signing Date from a Third Party, without being obligated to pay any royalties or other consideration therefor unless the Party receiving rights to such Patent Right or Know-How under this Agreement agrees in advance of any grant of rights thereto to pay such royalties or other consideration.
1.20“Cover” means (a) with respect to Licensed Know-How, such Licensed Know-How was used in the Exploitation of the Product, and (b) with respect to a Licensed Intellectual Property Right, a Valid Claim of a Patent Right included therein would (absent a license thereunder or ownership thereof) be Infringed by the Exploitation of the Product; provided, however, that in determining whether a Valid Claim that is a claim of a pending application would be Infringed, it shall be treated as if issued as then-currently being prosecuted.  Cognates of the word “Cover” shall have correlative meanings.
1.21“Development” means all research, pre-clinical and clinical development activities that are necessary or useful to file for, obtain or maintain Marketing Authorization for the Product, whether such activities are conducted prior to the filing of an MAA for the Product in any country in the Mylan Territory or thereafter. Development activities may include: (a) design of a biological process or chemical process to manufacture the Product; (b) optimization of the Cell Line for production of the Product; (c) stability studies and quality analysis and quality control activities for the Product, including the creation and implementation of a process validation strategy; (d) formulation of the Product (including for bulk process intermediate and drug product) and associated stability studies; (e) creation and implementation of the Product manufacturing process and strategy; (f) pre-clinical and clinical manufacture of the Product, including the manufacture of registration, scale up and stability batches; (g) non-clinical characterization of the Product and the applicable Reference Product to determine similarity or interchangeability; (h) preclinical studies and Clinical Trials, bioequivalence studies, creation of analytical assays, data management, review and engagement of contract research organizations, preclinical and clinical document preparation, and other administrative activities associated with a clinical testing program; (i) regulatory affairs for the Product prior to obtaining Marketing Authorization to market the Product, including the preparation and filing of applications for Marketing Authorization, and the development and selection of the Product label; and (j) statistical analysis in connection with the foregoing activities.
1.22“Development Costs” means the costs actually incurred by or on behalf of a Party, including all FTE costs measured at the FTE Rate and out-of-pocket costs paid by a Party to Third Parties (collectively), after the Effective Date in connection with the Development of the Product (a) in accordance with (i) the Initial Development Plan or (ii) the Development Plan and Development Budget, as applicable, or (b) (i) subject to and in accordance with Section 5.3(f), outside the Development Plan or (ii) subject to and in accordance with Section 5.2(b), outside the Initial Development Plan, and in each case (a) and (b), as determined from the books and records of the applicable Party or its Affiliates maintained in accordance with the Accounting Standards. Notwithstanding the foregoing, Development Cost shall exclude [*], which shall be [*], all [*], which shall be [*] and all [*]. Development Costs shall include [*] associated with [*] to the extent [*], as well as [*].
1.23“Distributor” means a Third Party, to whom a Party, its Affiliate or Sublicensee grants the right to market, promote, advertise, detail or co-promote, and sell or distribute the Product in one or more jurisdictions, which Third Party does not have the right to manufacture Product and purchases

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Product from such Party, its Affiliates or its Sublicensees (or their designee, as applicable) for resale without making any modifications to such Product other than label changes to the packaging to include such Third Party’s trademarks or trade dress and repackaging required under Applicable Law. For clarity, “Distributor” does not include wholesalers or logistic service providers.
1.24“EMA” or “European Medicines Agency” means the European Union agency for the evaluation of medicinal products, or any successor entity thereto.
1.25“EU Major Market Country” means each of the United Kingdom, Germany, France, Spain and Italy.
1.26“Europe” means Austria, Belgium, Bulgaria, Croatia, Republic of Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, and the United Kingdom.
1.27“European Product Revenues” means Net Sales of Product sold by Mylan or its Affiliates or their respective Sublicensees in Europe.
1.28“Exploit” means to research, develop, make, have made, use, offer for sale, sell, import, export, otherwise commercialize or otherwise exploit, or transfer possession of or title in, a product.  Cognates of the word “Exploit” shall have correlative meanings.
1.29“FDA” means the United States Food and Drug Administration, or any successor agency thereto performing similar functions.
1.30“FDA Scientific Advice Meeting” means a Biosimilar Initial Advisory Meeting with the FDA for the Product, as described in the Guidance for Industry issued by FDA in November 2015 and entitled, “Formal Meetings between the FDA and Biosimilar Biological Product Sponsors or Applicants,” as may be amended.
1.31“Financial Exhibit” means Exhibit 1.31 attached hereto.
1.32“First Commercial Sale” shall mean the first day on which a Party, its Affiliate, Distributor or, as applicable, Sublicensee or licensee sells the Product to a Third Party customer after the required Marketing Authorization to sell the Product has been granted by the applicable Regulatory Authority(ies).
1.33“FTE” means the equivalent of the work of one (1) employee full-time for one (1) year (consisting of a total of [*] hours per year, or such other number as may be agreed by the JSC) on or directly related to the Development of the Product in accordance with the Development Plan. Any individual who devotes less than [*] hours per year (or such other number as may be agreed by the JSC) shall be treated as an FTE on a pro-rata basis upon the actual number of hours worked divided by [*] (or such other number as may be agreed by the JSC). Unless modified by the JSC, the [*] hour figure shall be used without regard to the Parties’ own internal definition of the number of hours that comprises an FTE.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

1.34“FTE Rate” means [*] per FTE. The FTE Rate shall include costs of salaries, benefits, supplies, other employee costs, facility costs, depreciation and supporting general and administration allocations.
1.35“Governmental Authority” means any court, agency, department, authority or other instrumentality of any nation, state, country, city or other political subdivision, including any Regulatory Authority.
1.36“ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use, as implemented from time to time by the applicable Regulatory Authority.
1.37“Infringe” or “Infringement” or “infringe” or “infringement” means any infringement as determined by Applicable Law, including, without limitation, direct infringement, contributory infringement or any inducement to infringe.
1.38“Initial Clinical Trial” means a human clinical trial of the Product (as required by the applicable Regulatory Authority) conducted to generate pharmacokinetic and (if relevant pharmacodynamic measures exist) pharmacodynamic data that the Product is comparable to the applicable Reference Product, for purposes of supporting an application for Marketing Authorization under the BPCI Act, or equivalent approval process in other countries within the Territory.
1.39“Innovator” means Allergan Inc., and its Affiliates, or any successor in interest thereto with respect to Botox® (including such product sold under other trademarks), together in each case with Persons acting under authority thereof or in collaboration therewith, whether by contract, pursuant to a joint venture or otherwise.
1.40“Know-How” means any and all information comprising (a) ideas, discoveries, inventions (including Patented inventions and supporting data or descriptions), improvements or trade secrets; (b) Product-Related Data; (c) any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information; (d) databases, practices, methods, techniques, specifications, formulations, formulae, and knowledge; and (e) manufacturing techniques, processes, and information.
1.41“Legal Clearance Activities” means alternative development strategies, licensing strategies, litigation strategies (including declaratory judgments), invalidity strategies, administrative patent challenge procedures, Post-Grant Review Proceedings, patent clearance under the BPCI Act patent exchange and litigation process (or similar processes under Applicable Law in the Mylan Territory), and other approaches that optimize the success of the Product and launch timing.
1.42“Licensed Intellectual Property Rights” means any and all Patent Rights (including the Licensed Patents) Controlled by Revance or any of its Affiliates as of the Signing Date or during the Term that are reasonably necessary for, or otherwise Cover, in whole or in part, the Product, the Biological Active Substance, or other components of the Product, or the development, manufacture, processing, use or commercialization thereof.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

1.43“Licensed Know-How” means any and all Know-How Controlled by Revance or any of its Affiliates as of the Signing Date or during the Term that is reasonably necessary for, or was (or is) used by Revance or any Affiliate in, the development, manufacture, processing, use or commercialization of the Product, the Biological Active Substance or any other component of the Product, including Revance and its Affiliates’ interest in and to the Collaboration Data.
1.44“Licensed Materials” means any and all research materials, reagents, compositions of matter, cell lines and other biological material and chemical compounds Controlled by Revance or any of its Affiliates as of the Signing Date or during the Term that are reasonably necessary for the development, manufacture, processing, use or commercialization of the Product, including the research materials, reagents, compositions of matter, cell lines and other biological material and chemical compounds listed on Exhibit 1.44 hereto.
1.45“Licensed Patent(s)” means the patents and patent applications listed on Exhibit 1.45 hereto, and all associated Patent Rights.
1.46“Licensed Technology Rights” means, individually and collectively, the Licensed Intellectual Property Rights, Licensed Materials and Licensed Know-How.
1.47“Manufacturing Costs” means the actual costs of manufacturing a Product. Manufacturing Costs will be calculated consistently with other products manufactured by Revance and in accordance with Accounting Standards. For clarity, in the event that Revance uses a Third Party contract manufacturer to perform any manufacturing activities under this Agreement or the Supply Agreement, Manufacturing Costs for such activities means the amount paid by Revance or its Affiliates to such a Third Party in connection with the manufacture and supply of such Product (including without limitation expenses related to storage, shipping, handling, insurance, customs duties or excise taxes), [*]. Manufacturing Costs will exclude general administrative or corporate overhead and any other costs not directly attributable or allocable to the manufacture of the Product.
1.48“Marketing Authorization Application” or “MAA” means a Regulatory Filing that is an application for Marketing Authorization for the Product, or any amendments or supplements to such Regulatory Filing, submitted or to be submitted to the FDA, EMA or other Regulatory Authorities in the Mylan Territory.
1.49“Marketing Authorization” means, with respect to a country, all approvals, licenses, registrations, and regulatory authorizations required to make, store, import, transport, market and sell the Product in such country as granted by the relevant Regulatory Authority, including and any such pricing, labeling or reimbursement approvals, as applicable.
1.50“Mylan Know-How” means any and all Know-How Controlled by Mylan or any of its Affiliates that (a) falls within the definition of Mylan Inventions and (b) is reasonably necessary for, or is or was used by Mylan or any Affiliate in, the development, manufacture, processing or commercialization of the Product.
1.51“Mylan Patents” means any Patent Rights Controlled by Mylan or its Affiliates during the Term to the extent they claim Mylan Know-How.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

1.52“Mylan Technology Rights” means, individually and collectively, Mylan Patents and Mylan Know-How.
1.53“Mylan Territory” means worldwide, excluding the Revance Territory.
1.54“Net Sales” means the actual gross amounts invoiced by a Party, its Affiliates or their respective Sublicensees (each, a “Selling Party”) for sales of the Product to a Third Party customer, less the following deductions (and any other deductions taken in accordance with Accounting Standards) to the extent included in such gross amounts invoiced or otherwise incurred by the Selling Party with respect to the sale of such Product: (a) any quantity, prompt payment, trade, cash and other discounts actually given, including re-procurement and back-order charges; (b) credits, refunds, charge-backs, reimbursements, fee and rebates granted to customers, including distributors, group purchasing organizations, managed health care organizations, buying groups, health insurance carriers/agencies, or to national, state or local governments, their respective agencies, purchasers or reimbursers (including rebates and payments required to be paid to governmental entities in connection with sales of the Product pursuant to the Omnibus Budget Reconciliation Act of 1990 and similar national, state or local legislation or programs), adjustments arising from consumer or physician discount or loyalty programs, co-pay assistance programs or other similar programs; (c) retroactive price reductions, sales deductions, credits or allowances, including for recalls or damaged, rejected or expired goods or any other allowances actually given that effectively reduce the gross selling price; (d) customary fees paid to distributors, including group purchasing organizations; (e) sales credits accrued in accordance with Accounting Standards, including price protection, shelf stock or floor adjustments, adjustments for uncollectible accounts (capped at [*] of Net Sales for the applicable period), billing errors and other price adjustments; (f) returns of Product for any reason; (g) freight, postage, shipping, handling and insurance charges with respect to such Product; and (h) sales taxes, excise taxes, use taxes, import/export duties or other governmental charges actually due or incurred with respect to such Product, including value-added taxes, in each case to the extent not reimbursed. Each of the foregoing deductions shall be determined as incurred in the ordinary course of business in accordance with Accounting Standards.
For clarity, sales of Product between a Party and its Affiliates or their respective Sublicensees for resale shall be excluded from Net Sales, but the subsequent resale of Product to a Third Party shall be included in Net Sales. However, sales of Product by a Party or its Affiliates or their respective Sublicensees to Distributors, and not the subsequent sale of such Product by the Distributor to a Third Party, shall be included in Net Sales. Sales of the Product used for promotional or advertising purposes (including samples) or used for research or development purposes (including for Clinical Trials) or for compassionate use or other donations shall not be included in Net Sales.
If any Product is sold in combination with one or more other products (e.g., a delivery device) or active ingredients which are not the subject of this Agreement (as used in this definition of Net Sales, a “Combination”), then the gross amount received for that Product shall be calculated by multiplying the gross amount invoiced for such Combination by the fraction A/(A+B), where “A” is the gross amount invoiced for the Product sold separately and “B” is the gross amount invoiced for the other active ingredient(s) sold separately. If the other product or active ingredient is not sold separately, then the gross amount received for that Product shall be calculated by multiplying the gross amount received for the Combination by the fraction A/C, where “A” is the gross invoice amount for the Product, if sold separately, and “C” is the gross amount received for the Combination.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

1.55“Patent Rights” means any provisional and non-provisional patents and patent applications, together with all additions, divisions, continuations, continuations-in-part, substitutions, and reissues claiming priority thereto, as well as any re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates, renewals and the like with respect to any of the foregoing and all foreign counterparts thereof.
1.56“Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency thereof.
1.57“Phase III Clinical Trial” means a study in humans of the efficacy and safety of the Product, which is prospectively designed to (a) demonstrate statistically whether the Product is effective and safe for use in a particular indication in a manner sufficient to file for Marketing Authorization, or otherwise consistent with the requirements of U.S. 21 C.F.R. §312.21(c) or (b) confirm that the Product is (i) highly similar to the Reference Product notwithstanding minor differences in clinically inactive components, and (ii) has no clinically meaningful differences from such Reference Product in terms of safety, purity and potency.
1.58“PHS Act” means the Public Health Service Act (42 U.S.C., Chapter 6A).
1.59“Post-Grant Review Proceeding” means a proceeding conducted with respect to a patent before a patent office or other administrative agency that is not a court of law following the grant or issuance of such patent and pursuant to which the validity, enforceability or scope of such patent is challenged by a Person other than the patent holder, including a post-grant opposition proceeding, ex parte reexamination, inter partes review and other post-grant review proceedings. An appeal, including to a court of law, from such a Post-Grant Review Proceeding, shall be understood to be encompassed by the term Post-Grant Review Proceeding.
1.60“Product(s)” means any and all products in finished form (and in any formulation, form or dosage strength) incorporating the Biological Active Substance as the sole active ingredient, which are Biosimilar(s). A product that would be eligible for review and approval under the BPCI Act or equivalent EU guidelines as a Biosimilar shall be included in the definition of Product throughout the Territory, regardless of whether such product is approved or eligible for approval as a biosimilar under corresponding Applicable Laws in each country in which it is marketed or sold. Product shall include, where applicable, any formulation, delivery device, dispensing device or packaging required for effective use of the Product. For clarity, Products shall exclude biological products incorporating the Biological Active Substance that are not Biosimilars, including Revance’s product candidates RT001 and RT002 (such product candidates, the “Existing Revance Products”).
1.61“Product-Related Data” means any and all information, data and materials of any type directly related to the Product, whether or not proprietary, including the following: research, development, manufacturing and commercialization data: medicinal chemistry data, pre-clinical data, pharmacology data, chemistry data (including analytical, product characterization, toxicology data), clinical data (including original patient report forms, investigator reports (both preliminary and final reports), clinical protocols, statistical analyses, expert opinions and reports, safety and other electronic databases), manufacturing data (including analytical and quality control data and stability data, and other chemistry, manufacturing, and control (CMC) data), records and materials (including the Cell Line and other cell

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended lines and vectors), correspondence to and from Regulatory Authorities, minutes from teleconferences with Regulatory Authorities, Regulatory Filings and Marketing Authorizations, adverse drug reaction/experience files and complaint files, reports from contract research organizations, market research, annual reports to Regulatory Authorities, investigators’ brochures, commercialization plans and customer lists, in each case, together with all supporting data and raw source data; provided, however, Product-Related Data shall exclude any and all patient-specific and other similar data to the extent required by Applicable Law.
1.62“Reference Product” means (a) the injectable product containing botulinum neurotoxin serotype A as its sole active ingredient as marketed and manufactured by or on behalf of or under the authority of the Innovator as BOTOX® as of the Effective Date, together with any and all (b) modifications to the foregoing product described in (a) that do not change the function or therapeutic activity (including safety, purity and potency) or that do not require the conduct of a new full clinical program (Phase I through Phase III), (c) additional strengths and concentrations of any such product described in (a) or (b) that do not require the conduct of a new full clinical program (Phase I through Phase III), (d) devices for delivery of any such product described in (a), (b) or (c) by injection, and (e) such  products described in (a), (b), (c) or (d) marketed under a different trademark or trade name, in each case ((b)-(e)):  marketed and manufactured by or on behalf of or under the authority of the Innovator at any time during the Term. For clarity, the definition of Reference Product expressly excludes [*].
1.63“Region” means each of the following countries or regions: [*]. Notwithstanding the foregoing, if, pursuant to Section 14.4(a), Mylan (x) terminates this Agreement with respect to [*], then [*] shall, collectively, be a Region subject to such termination, or (y) terminates this Agreement with respect to the [*], then [*] shall be a Region subject to such termination.
1.64“Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the development, manufacture or commercialization (including with respect to the granting of Marketing Authorizations) of the Product in any jurisdiction, including the FDA and EMA.
1.65“Regulatory Filing” means any and all filings or applications submitted to a Regulatory Authority with respect to the Product (together with supporting documentation), including MAAs.
1.66“Revance Territory” means Japan, any Reverted Country and any Terminated Country.
1.67“Reverted Country Product Revenues” means, as to a given Reverted Country for a particular calendar quarter: (a) Net Sales of Product sold by Revance or its Affiliates (but not their respective Sublicensees) during such quarter, less (i) the Manufacturing Costs of such Product during such quarter, and (ii) actual marketing and distribution expenses incurred by Revance or its Affiliates with respect to the Product in such Reverted Country, [*], plus (b) Sublicense Revenue received by Revance or its Affiliates during such quarter, in consideration for Sublicenses granted, less Sublicense Expenses incurred by Revance or its Affiliates with respect to Sublicenses granted during such quarter.
1.68“ROW Product Revenues” means Net Sales of Product sold by Mylan or its Affiliates or their respective Sublicensees in the Mylan Territory outside of the U.S. and Europe.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

1.69“ROW Target Country” means each of [*].
1.70“Sublicense Expenses” all amounts paid or otherwise incurred by a Party or its Affiliate in connection with the negotiation and execution of or pursuant to obligations owed under an agreement granting a Third Party a Sublicense.
1.71“Sublicense Revenue” means all consideration received by a Party or its Affiliates from a Sublicensee in consideration for a sublicense, license or similar right granted to such Sublicensee, pursuant to a written agreement, to Develop, manufacture or commercialize the Product (each such grant, a “Sublicense”), but excluding: (a) consideration received by such Party or its Affiliates as payments for actual direct costs for performing Development activities or commercialization activities with respect to the Product undertaken by such Party or its Affiliates for, or in collaboration with, such Third Party(ies) or their Affiliates; (b) consideration received by such Party or its Affiliates from such Third Party(ies) or their Affiliates as the purchase price for such Party’s or any of its Affiliates’ debt or equity securities, except that consideration that exceeds the fair market value of such debt or equity securities shall not be so excluded; (c) consideration received by such Party or its Affiliates from such Sublicensee for such Sublicensee’s purchase of Product that are not in excess of the Manufacturing Cost therefor; (d) any reimbursement of expenses or cost share; and (e) amounts received in consideration for the acquisition of such Party or Affiliate, or all or substantially all of the assets of such Party or Affiliates related to this Agreement (whether by merger, sale of stock, or sales of assets or otherwise).
1.72“Sublicensee” means (a) with respect to Mylan, any Third Party to which Mylan has granted the right to commercialize the Product within the scope of the license granted to Mylan hereunder and (b) with respect Revance, any Third Party to which Revance has granted the right to commercialize the Product in a Reverted Country. For clarity, Sublicensee shall exclude any contract manufacturer or other Third Party acting solely on behalf of a Party or its Affiliates and not on its own behalf.
1.73“Successful Completion” means, with respect to a Clinical Trial, that such Clinical Trial [*].
1.74“Terminated Country” means any country in which this Agreement has been terminated in accordance with Section 14.2, 14.3, 14.4, or 14.5. For clarity, a “Terminated Country” shall not include a Reverted Country; provided that a termination of this Agreement in its entirety pursuant to any of the Sections set forth above in this Section 1.74 shall result in all countries (including all Reverted Countries) in the world (excluding Japan) being deemed Terminated Countries.
1.75“Territory” means, with respect to Mylan, the Mylan Territory, and with respect to Revance, the Revance Territory.
1.76“Third Party” means any Person other than Revance, Mylan and their respective Affiliates.
1.77“United States” or “U.S.” means the United States of America.
1.78“U.S. Annual Product Revenues” means total Net Sales of Product sold by Mylan or its Affiliates or their respective Sublicensees in the U.S. in a particular calendar year.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

1.79“Valid Claim” means a claim of any issued and unexpired patent or any patent application within the Licensed Intellectual Property Rights that has not been held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision can no longer be appealed or was not appealed within the time allowed.
1.80Additional Definitions. Each of the following terms shall have the meaning described in the corresponding Section of this Agreement indicated below:

Term	Section	Term	Section
Acquiring Entity	16.8(c)(iv)	Error! Reference source not found.	16.8(c)(i)
Agreement	Preamble	Mylan CMO	7.2(b)
Additional Development Costs	5.3(f)	Mylan Data	14.6(b)(i)
Anti-Corruption Laws	11.3(a)	Mylan Indemnitees	13.1(a)
Arbitrator	4.8	Mylan Inventions	10.3
Change of Control	16.8(c)(iv)	Party or Parties	Preamble
CMO	7.2(b)	Patent Infringement Notice	10.5
Co‑Chair	4.3	Payer	9.3(c)
Committee	4.1	Pharmacovigilance Agreement	6.5
Competing Product	2.4(a)	Prior CDA	12.1
Confidential Information	12.1	Public Announcement Matters	12.5
Continuation Decision	5.2(c)	Quality Agreement	7.2(a)
Continuation Notice	5.2(c)	Receiving Party	12.1
Continued Development Cost Cap	5.3(d)(i)	Recipients	12.2
Cost Overrun	5.3(d)(ii)	Reconciliation Report	Exhibit 1.31
Covered Third Party	16.8(c)(ii)	Resulting Products	5.3(f)
Defensive Action	10.2(a)	Revance	Preamble
Development Budget	5.3(b)	Revance Acquiree	16.8(b)
Development Plan	5.3(b)	Revance Acquisition	16.8(b)
Disclosing Party	12.1	Revance CMO	7.2(b)
Dispute	15.1	Error! Reference source not found.	16.8(b)
Dispute Notice	4.5	Error! Reference source not found.	16.8(c)
Equipment	7.3(b)	Revance Data	14.6(c)(i)
Excess Revance Costs	5.2(b)	Revance Indemnitees	13.1(b)
Existing Revance Products	1.60	Reverted Country	7.1(c)
Facility	7.3(a)	Royalty Holiday	Exhibit 1.31
FCPA	11.3(a)	Royalty Report	Exhibit 1.31
FDA Advisory Milestone Payment	Exhibit 1.31	Sale Transaction	16.8(a)
FDA Advisory Package	4.1(f)	Second Tier Markets	7.1(c)
FDA Minutes	5.2(a)	Selling Party	1.54
Force Majeure	16.5	Senior Executives	4.5
Indemnify	13.1(a)	Signing Date	Preamble
Initial Development Cost Cap	5.2(b)	Subcommittee	4.1
Initial Development Cost Report	Exhibit 1.31	Supply	7.2(a)
Initial Development Plan	5.2(a)	Supply Terms	7.2(a)
Inventions	10.3	Term	14.1

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Term	Section	Term	Section
Joint Patent	10.3	Third-Party Acquirer	16.8(b)
JSC or Joint Steering Committee	4.1	Third-Party Claim	13.1(a)
JSC Term	4.2	Tier 1 Revenues	Exhibit 1.31
Lease Transfer Notice	7.3(b)	Trade Control Laws	11.4(a)
Legal Expenses	10.2(c)	UKBA	11.3(a)
Legal Strategy Costs	10.1(a)	Upfront Payment	Exhibit 1.31
Liabilities	13.1(a)	VAT	9.3(b)
Mylan	Preamble

1.81Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. Unless context clearly requires otherwise, whenever used in this Agreement: (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (ii) the word “or” shall have its inclusive meaning of “and/or;” (iii) the word “notice” shall require notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (iv) the words “hereof,” “herein,” “hereunder,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (v) provisions that require that a Party, the Parties or any Committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing; (vi) words of any gender include the other gender; (vii) words using the singular or plural number also include the plural or singular number, respectively; (viii) references to any specific law, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement thereof; and (ix) neither Party shall be deemed to be acting “on behalf of” or “under the authority of” the other Party.
ARTICLE 2
GRANT OF RIGHTS AND EXCLUSIVITY
2.1License Grants to Mylan.
(a)License. Subject to the terms and conditions of this Agreement, Revance hereby grants to Mylan an exclusive license, including the right to grant and authorize sublicenses, under the Licensed Technology Rights to develop, make and have made (subject to Article 7 of this Agreement and the terms of the Supply Agreement), use, sell, offer for sale, import and otherwise Exploit the Product, in each case, in the Mylan Territory. For clarity, Revance will (i) retain rights under the Licensed Technology Rights to complete its Development and manufacturing responsibilities with respect to the Product in the Mylan Territory hereunder in accordance with this Agreement and the Ancillary Agreements and (ii) retain the rights under the Licensed Technology Rights to Exploit the Product in the Revance Territory and to Exploit any product that is not a Product anywhere in the world. Notwithstanding the foregoing to the contrary, Mylan shall not have the right to manufacture (or have manufactured) Biological Active Substance.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(b)Ex-Territory License. Subject to the terms and conditions of this Agreement, Revance hereby grants to Mylan a non-exclusive license, including the right to grant and authorize sublicenses, under the Licensed Technology Rights to Develop and make and have made (subject to Article 7 of this Agreement and the terms of the Supply Agreement), import and use the Product, in each case, outside the Mylan Territory for purposes of filing for Marketing Authorization, selling, offering for sale and otherwise Exploiting the Product, in each case, in the Mylan Territory.
(c)Retained Rights. Notwithstanding the exclusive license granted to Mylan pursuant to Section 2.1(a), Revance retains a non-exclusive right, under the Licensed Technology Rights, to Develop, make, or have made the Product in the Mylan Territory solely for purposes of filing for Marketing Authorization, selling, offering for sale and otherwise commercializing the Product, in each case, in the Revance Territory.
2.2License Grants to Revance.
(a)License in Revance Territory. Subject to the terms and conditions of this Agreement, Mylan hereby grants to Revance a non-exclusive license, including the right to grant and authorize sublicenses, under the Mylan Technology Rights to Exploit the Product in the Revance Territory.
(b)Ex-Revance Territory License. Mylan hereby grants to Revance a non-exclusive license, including the right to grant and authorize sublicenses, under the Mylan Technology Rights to Develop, make, or have made the Product in the Mylan Territory solely for purposes of filing for Marketing Authorization, selling, offering for sale and otherwise Exploiting the Product, in each case, in the Revance Territory.
(c)Collaboration Data. To the extent that Revance or its Affiliates or their Sublicensees utilize the Collaboration Data, or any Regulatory Filings, Marketing Authorizations, regulatory communications or Product-Related Data provided by Mylan pursuant to Section 5.5, to Exploit the Product in [*], Revance shall pay Mylan a [*] royalty on Net Sales of the Product in Japan until Revance has paid to Mylan [*] in the aggregate in royalties under this Section 2.2(c). Except as expressly set forth in this Agreement, Revance and its Affiliates shall not use, or grant any Third Party rights to use, any Collaboration Data for purposes of, directly or indirectly, developing, manufacturing or commercializing the Product or any Competing Product.
2.3Territory Integrity. Each Party agrees that, neither it, nor any of its Affiliates or Sublicensees, as applicable, will directly or indirectly develop, file for Marketing Authorization with respect to, or make, have made, use, sell, offer for sale, promote import and otherwise commercialize, the Product outside of its respective Territory, except, with respect to Revance in the Mylan Territory, for or through Mylan and its designees in accordance with the terms and conditions of this Agreement and the Supply Agreement and except as expressly provided in Sections 2.1(b) and 2.2(b); provided that the foregoing shall not serve as a non-compete to preclude or limit Mylan from developing, manufacturing or commercializing a Product in the Revance Territory independent of Revance and without use of Revance or its Affiliate’s interest in the Licensed Technology Rights.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

2.4Exclusivity for the Product in the Mylan Territory.
(a)The Parties acknowledge that the grant of rights and licenses hereunder is intended to provide exclusive rights to Mylan for the development, manufacture and commercialization of the Product for and in the Mylan Territory. Accordingly, Revance shall not, and shall cause its Affiliates not to, directly or indirectly, develop, manufacture or commercialize (including seek Marketing Authorization for), or authorize or otherwise assist any Third Party in developing, manufacturing or commercializing (including by providing access or right of reference to Licensed Technology Rights or Regulatory Filings of Revance or its Affiliates), or supply to any Third Party, [*] (each, a “Competing Product”) in the Mylan Territory, or develop, manufacture or import any Competing Product outside the Mylan Territory for purposes of developing or commercializing any Competing Product in the Mylan Territory, in each case other than the Product for or through Mylan in accordance with this Agreement or the Ancillary Agreements or as otherwise permitted under Section 2.1(c).
(b)If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under Applicable Law, the Parties hereby agree to revise the foregoing restrictions to include the maximum restrictions allowable under Applicable Law. Each of the Parties acknowledges, however, that this Section 2.4 has been negotiated by the Parties and that the restriction is reasonable in light of the circumstances pertaining to the Parties.
2.5No Other Rights. Except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted hereunder, whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. ALL RIGHTS WITH RESPECT TO TECHNOLOGY, KNOW-HOW OR INTELLECTUAL PROPERTY RIGHTS THAT ARE NOT SPECIFICALLY GRANTED HEREIN ARE RESERVED TO THE OWNER OF SUCH TECHNOLOGY, KNOW-HOW OR INTELLECTUAL PROPERTY RIGHTS.
ARTICLE 3
AFFILIATES AND THIRD PARTY DESIGNEES
The Parties shall have the right to have one or more of their respective Affiliates, or Third Party designees, exercise any or all of such Party’s rights or perform any or all of such Party’s responsibilities under this Agreement on its behalf, in each case subject to the terms and conditions of this Agreement; provided that, except in the case of an assignment of this Agreement in its entirety made by a Party in accordance with Section 16.8, such Party shall remain liable hereunder for the prompt performance of all of its obligations hereunder.
ARTICLE 4
GOVERNANCE
4.1Joint Steering Committee. Within thirty (30) calendar days of the Effective Date, the Parties will establish a joint steering committee (the “JSC” or “Joint Steering Committee”) for the overall coordination and oversight of the Parties’ development, manufacture and regulatory activities with respect to the Product under this Agreement. The JSC may from time to time establish one or more subcommittees (each, a “Subcommittee”), to perform certain duties and exercise certain powers of the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

JSC as expressly delegated by the JSC to such Subcommittee (each of the JSC and any such Subcommittee is referred to herein as a “Committee”). The role of the Joint Steering Committee shall be:
(a)to review, coordinate, and discuss the overall strategy for seeking, obtaining and maintaining Marketing Authorizations of the Product in the Mylan Territory;
(b)to review and approve any Development Costs associated with the Initial Development Plan in excess of the Initial Development Cost Cap, pursuant to Section 5.2(b) below;
(c)to review and approve the Development Plan (including the protocols for any Clinical Trials included therein) and Development Budget, and any amendments thereto, pursuant to Section 5.3(b) below;
(d)to provide a forum for the Parties to exchange Product-Related Data and other information with respect to matters pertaining to and status of the development and manufacture of the Product as set forth hereunder;
(e)to provide a forum to keep the Parties informed as to the strategic direction for the development, manufacturing and commercialization of the Product, including strategies for obtaining, maintaining and enforcing patent protection for the Product, and strategies for Legal Clearance Activities, as set forth hereunder;
(f)to determine the data necessary to support, and develop the development plan for the Product to be included in, the briefing package to be submitted to the FDA for the Product in advance of the FDA Scientific Advice Meeting (such briefing package, the “FDA Advisory Package”);
(g)to review, approve and oversee the implementation of a continuous improvements program developed by the Parties to reduce Manufacturing Costs;
(h)to make decisions with respect to matters referred to it from the Subcommittees that are within the scope of its decision-making authority; and
(i)to perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth hereunder or otherwise determined in writing by the Parties.
4.2Term of the JSC. The JSC will remain in effect during the Term, unless the Parties otherwise mutually agree in writing (the “JSC Term”). Upon expiration of the JSC Term, the JSC and all Subcommittees will be disbanded. Thereafter during the Term, (a) any information, reports and materials that are required under this Agreement to be provided to the JSC shall be provided to each Party directly, and (b) decisions and actions delegated to the JSC under this Agreement will be performed directly by authorized representatives of the Parties.
4.3Committee Membership. The JSC and any Subcommittee shall each be comprised of an equal number of representatives from each of Mylan and Revance, selected by such Party, and either Party may replace its respective Committee representatives at any time with prior notice to the other Party, provided that such replacement is of comparable authority and, if appropriate, scope of functional responsibility within that Party’s organization as the individual he or she is replacing. The number of

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended such representatives to the JSC shall be three (3) for each of Mylan and Revance, or such other number as the Parties may agree, with one (1) such member for each Party having decision-making authority on behalf of such Party within the scope of the JSC’s responsibilities. The Parties’ initial JSC members are set forth on Exhibit 4.3. Without limiting the foregoing, each Party shall appoint by notice to the other Party one of its members to the JSC to co‑chair the meetings of the JSC (each, a “Co‑Chair”). Each Co‑Chair, working together (directly or through their designees), shall (a) coordinate and prepare the agenda and ensure the orderly conduct of the JSC’s meetings; (b) attend (subject to below) each meeting of the JSC; and (c) prepare and issue minutes of each meeting within fifteen (15) Business Days thereafter accurately reflecting the discussions and decisions of the JSC at such meeting. Such minutes from each JSC meeting shall not be finalized until the Co‑Chair from each Party has reviewed and approved the accuracy of such minutes in writing. The Co‑Chairs shall solicit agenda items from the other JSC members and provide an agenda along with appropriate information for such agenda reasonably in advance (to the extent possible) of any meeting. In the event the Co‑Chair or another member of the JSC from either Party is unable to attend or participate in any meeting of the JSC, the Party who designated such Co‑Chair or member may designate a substitute Co‑Chair or other representative for the meeting.
4.4Joint Steering Committee Meetings.
(a)Conduct. The Joint Steering Committee shall hold at least four (4) meetings per year at such times as it elects to do so, with approximately one (1) such meeting held per calendar quarter, provided that the JSC shall have the right to change the frequency of such meetings. Meetings of the Joint Steering Committee shall be effective only if at least one (1) representative of each Party is present or participating. The Joint Steering Committee may meet either (a) in person at either Party’s facilities or at such locations as the Parties may otherwise agree; or (b) by audio or video teleconference, as agreed by the Parties. The location of any in-person meetings shall alternate between the sites of the two (2) Parties. With the prior consent of the other Party’s representatives (such consent not to be unreasonably withheld or delayed), each Party may invite non-member employees of such Party to participate in the discussions and meetings of the Joint Steering Committee, provided that such participants shall have no vote and shall be subject to the confidentiality provisions set forth in Article 12 below. A Party may also call a special meeting of the JSC by providing at least ten (10) Business Days’ prior written notice to the other Party if such Party reasonably believes that a matter within the JSC’s authority must be addressed prior to the next scheduled meeting, in which event such Party shall provide the other Party a proposed agenda, together with such meeting request. Each Party shall be responsible for all of its own expenses incurred in connection with participating in the Joint Steering Committee.
(b)Progress Report. At each meeting of the JSC, each Party shall summarize to the JSC the progress of the Development and manufacturing activities performed by or under authority of such Party or its Affiliates with respect to the Product in the Mylan Territory, including pursuant to the Development Plan, during the period since the last meeting of the JSC. Without limiting the foregoing, Revance will also summarize to the JSC the progress of its development of the Product outside of the Mylan Territory. Each summary shall include all material decisions and actions relating to the development of, or filing of any Regulatory Filing or obtaining or maintaining any Marketing Authorization, including summaries of resulting Product-Related Data generated during such period. Mylan shall keep Revance reasonably informed with respect to its commercialization activities for the Product in the Mylan Territory by providing updates on a regular basis at JSC meetings, provided that Mylan shall cease to provide such updates if so requested by Revance.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

4.5Committee Decision Making. Decisions of each Committee shall be made by consensus, with each Party having one (1) vote; provided that the Subcommittees shall not have decision-making authority, other than to the extent reasonably necessary to determine how to conduct day-to-day activities in accordance with the Initial Development Plan, the Development Plan and this Agreement. The Parties shall work in good faith to reach consensus on matters within the scope of each Committee’s decision-making authority. In the event a Subcommittee fails to reach consensus with respect to a particular matter within its authority, then upon request by either Party such matter shall be referred to the JSC for resolution. In the event that the JSC fails to reach consensus with respect to a matter within its decision-making authority, then either Party may, by written notice to the other Party (the “Dispute Notice”), have such matter referred to an executive of each Party who is senior in rank and authority to such Party’s JSC representatives and has the right to bind such Party with respect to such matter (“Senior Executives”) who shall meet promptly and negotiate in good faith to resolve such matter; provided, however if the Senior Executives are unable to agree with respect to any particular dispute within the scope of the JSC’s decision-making authority within [*] calendar days of the Dispute Notice, then (without recourse to the dispute resolution procedure set forth in Article 15) (a) [*] shall have the final decision making authority with respect to all matters related to [*], (b) [*] shall have the final decision making authority (1) with respect to all matters related to the [*], or (2) with respect to [*], (c) [*] matters shall require consensus of the Parties, and (d) disputes with respect to any matter (other than those described in clauses (a) through (c) above and as provided for in the last sentence of this Section 4.5) within the scope of the JSC’s decision-making authority (excluding matters related to [*]) may be submitted, by either Party, to arbitration in accordance with Section 4.8 for resolution, as the exclusive dispute resolution mechanism for such disputes. Notwithstanding the foregoing, [*] shall in good faith try to [*]. Neither Party shall have the right to cast its deciding vote in a manner that would [*]. Further, [*], including with respect to matters related to [*], shall require consensus of the Parties’ and if no consensus is obtained, then the status quo shall prevail until such consensus is achieved, i.e., [*], unless and until such consensus agreement is obtained.
4.6Scope of Governance. Notwithstanding the creation of the JSC or any Subcommittee, each Party shall retain the rights, powers and discretion granted to it hereunder, and no Committee shall be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. For avoidance of doubt, any decision that this Agreement provides is to be made by the Parties shall not be within the scope of the JSC’s or any Subcommittee’s decision-making authority. No Committee shall have the power to amend or modify this Agreement, and no decision of any Committee shall be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by the JSC or any Subcommittee, as applicable, are only those specific issues that are expressly provided in this Agreement to be decided by such Committee. For clarity, neither (a) [*] nor (b) [*] shall be subject to JSC oversight; rather each of the foregoing ((a) and (b)) shall [*].
4.7Day-to-Day Responsibilities. Each Party shall be responsible for day-to-day implementation and operations of the activities hereunder for which it has or is otherwise assigned responsibility under this Agreement, provided that such implementation is consistent with the express terms of this Agreement or the decisions of any Committee within the scope of its authority specified herein.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

4.8Arbitration. If the Senior Executives are unable to reach consensus within [*] days of a matter within the JSC’s decision-making authority being referred to them, which matter is not subject to Mylan’s or Revance’s final decision-making authority and which does not require consensus under Section 4.5, the final decision with respect to such matter will be made by a single, mutually acceptable Third Party arbitrator (the “Arbitrator”). Either Party can initiate such arbitration on [*] calendar day’s written notice to the other Party.  The arbitration shall be conducted by [*] pursuant to [*] then in effect, in [*], and shall be subject to the following:
(a)Fees. The fees of associated with the [*] any such arbitration shall be shared equally by the Parties and, thereafter, shall be borne by the Party that initiates such arbitration, in each case unless otherwise allocated by the Arbitrator.
(b)Confidentiality. The arbitration proceeding shall be confidential. Except as required by Applicable Law, no Party shall make (or instruct [*] or the Arbitrator to make) any public announcement with respect to the proceedings or decision of the Arbitrator without prior written consent of each other Party. The existence of a dispute submitted to arbitration hereunder, and the outcome, shall be kept in confidence by the Parties, their Affiliates, their counsel, insurers and re-insurers, accountants and auditors, and any Person necessary to the conduct of the proceeding. The confidentiality obligations shall not apply if (i) disclosure is required by Applicable Law or (ii) to the extent necessary to enforce the rights arising out of the award.
(c)Findings of Arbitrator. The decision of the Arbitrator will be final and binding on the Parties. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party.
(d)Injunctive Relief. Notwithstanding the foregoing, any Party has the right to apply to any court of competent jurisdiction for interim relief necessary to preserve the Party’s rights until the Arbitrator is appointed. After appointment of the Arbitrator, the Arbitrator shall have the exclusive jurisdiction to consider applications for interim relief.
ARTICLE 5
PRODUCT DEVELOPMENT
5.1General. Subject to the oversight of the JSC and collaboration with the other Party, (a) Revance will be primarily responsible for leading (i) non-clinical Development and CMC-related regulatory preparation activities for the Product in the Mylan Territory set forth in the Development Plan, (ii) subject to Section 5.3(c), the implementation of Clinical Trials of the Product in North America conducted prior to submission of the first MAA to the FDA pursuant to the Development Plan, (iii) subject to Section 7.2, manufacturing activities for the Mylan Territory, including clinical (where applicable) and commercial supply of the Biological Active Substance and, if applicable, the Product to Mylan for the Mylan Territory; and (b) Mylan will be primarily responsible for leading, with respect to the Mylan Territory (i) the implementation of Clinical Trials outside of North America (subject to Section 5.3(c)) and Clinical Trials in North America after submission of the first MAA to the FDA, and related activities, for the Product, (ii) communications with Regulatory Authorities regarding the Product following the FDA Scientific Advice Meeting, including making all required Regulatory Filings (provided, that Revance shall file the IND with respect to Clinical Trials of the Product that it is conducting under the Development

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Plan with the FDA and may file a drug master file with the FDA), and (iii) any litigation arising out of the MAA for, or launch or ongoing commercialization of, the Product in the Mylan Territory. Each Party shall (directly and/or through one or more Affiliates and/or Sublicensees) use Commercially Reasonable Efforts to conduct the activities related to Development of the Product for which it is responsible under the Development Plan.  The Party that is not responsible for leading a particular Development activity with respect to the Product under the Development Plan shall use Commercially Reasonable Efforts to assist the lead Party with respect to such activities, including as reasonably requested by the lead Party. For clarity, Revance retains the sole right to conduct Development in the Revance Territory (subject to the right of Mylan pursuant to Section 2.1(b)). Without limiting Revance’s CMC-related regulatory preparation responsibilities, Revance shall be responsible for preparing the CMC and clinical modules of the MAA for the Product in a manner suitable for filing with the FDA and EMA, in compliance with Applicable Laws in the U.S. and Europe. Revance, at the request of Mylan, shall use Commercially Reasonable Efforts to prepare the CMC Module 3 of the MAA for the Product elsewhere in the Mylan Territory; provided, that Mylan shall reimburse Revance for its reasonable costs incurred in conducting such activities and Mylan acknowledges that Revance will not be required to conduct activities outside of the U.S. and Europe with respect thereto.
5.2Initial Development.
(a)Initial Development Plan. Revance will retain primary responsibility, at Revance’s expense (subject to the cap described in Section 5.2(b) below) and in collaboration with Mylan, for conducting the further Product characterization and Development activities necessary to prepare for and conduct an FDA Scientific Advice Meeting, as set forth on Exhibit 5.2 (the “Initial Development Plan”). Revance shall use Commercially Reasonable Efforts to complete the activities set forth in the Initial Development Plan in accordance with this Agreement and Applicable Law, and shall maintain complete and accurate records of such activities, which shall be subject to audit by Mylan in accordance with Section 9.4. All briefing packages and other materials submitted to the FDA in advance of the FDA Scientific Advice Meeting, including the FDA Advisory Package for the Product as a Biosimilar, shall be subject to review and approval by the JSC prior to submission to the FDA. Revance shall coordinate with Mylan with respect to scheduling the FDA Scientific Advice Meeting and shall provide Mylan with written notice of the timing for the FDA Scientific Advice Meeting within five (5) days of such meeting being scheduled. Mylan shall participate in all preparatory meetings for the FDA Scientific Advice Meeting, and at least two (2) representatives from Mylan shall attend and participate in the FDA Scientific Advice Meeting. Revance shall provide Mylan with a copy of Revance’s meeting minutes from the FDA Scientific Advice Meeting for review and comment prior to finalizing such minutes. Further, Revance shall provide Mylan with the FDA’s final minutes from the FDA Scientific Advice Meeting (the “FDA Minutes”) within two (2) Business Days of Revance’s receipt of such minutes.
(b)Initial Development Cost Cap. Revance shall bear its own costs and expenses in conducting the Initial Development Plan. Notwithstanding the foregoing but subject to the remainder of this Section 5.2(b), once Revance has incurred [*] in Development Costs (the “Initial Development Cost Cap”), the Parties shall share Development Costs equally in accordance with Section 5.3(d). Revance shall provide Mylan with quarterly reports of its Development Costs in accordance with paragraph 6 of the Financial Exhibit. In the event that the Development Costs incurred in connection with the Initial Development Plan exceed, or Revance anticipates that such Development Costs will exceed, the Initial Development Cost Cap by more than [*], any such excess Development Costs shall

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended be subject to JSC approval prior to being subject to the sharing described in Section 5.3(d). For clarity, if the JSC does not approve of any increase in Development Costs associated with Development activities necessary to prepare for and conduct the FDA Scientific Advice Meeting, in excess of the Initial Development Cost Cap, Revance shall have the right to continue to carry out such Development under the Initial Development Plan, provided that Revance shall bear any of its costs in excess of the Initial Development Cost Cap (any such increased costs attributable solely to new or increased Development activities necessary to prepare for an FDA Scientific Advice Meeting, the “Excess Revance Costs”). Such Excess Revance Costs are subject to reimbursement as provided in clause (c) below.
(c)Continuation Decision. Mylan shall make a continuation decision as to whether to continue the Development and commercialization of the Product beyond the Initial Development Plan pursuant to this Agreement, as set forth in this Section 5.2(c) (the “Continuation Decision”) following receipt of the FDA Minutes, including feedback on the FDA Advisory Package, and finalization of the Development Plan in accordance with Section 5.3(b). Mylan shall notify Revance in writing within [*] Business Days after [*] of Mylan’s decision to either continue or not to continue the Development and commercialization of the Product pursuant to this Agreement (the “Continuation Notice”). If Mylan’s Continuation Decision is that it will continue Development and commercialization of the Product pursuant to this Agreement, Revance shall submit an invoice to Mylan for the FDA Advisory Milestone Payment (plus [*] any Excess Revance Costs) upon receipt of the Continuation Notice. If Mylan’s Continuation Decision is that it will not continue Development and commercialization of the Product pursuant to this Agreement, either Party may terminate this Agreement upon written notice to the other Party provided within [*] days of receipt of Mylan’s Continuation Decision; provided that if neither Party terminates pursuant to this sentence, the Parties shall promptly meet to discuss in good faith whether there is a path forward for the Product in the Mylan Territory hereunder, including any necessary changes to this Agreement, the Development Plan and Development Budget. The Parties agree that prior to the commencement of the [*]-Business Day period provided for above, the Parties shall, collaborate on (i) development of a preliminary strategy for Legal Clearance Activities for consideration by the JSC in creating the Development Plan and (ii) development of a Development Plan that includes a detailed regulatory strategy for the Product in the U.S. and Europe, in accordance with Section 5.3(b) below.
5.3Continued Development.
(a)Collaboration. Following Mylan’s payment of the FDA Advisory Milestone Payment (and [*] Excess Revance Costs, if any) to Revance, the Parties shall continue to collaborate in all respects to Develop the Product as necessary to obtain Marketing Authorization for the Product in the U.S. and Europe in accordance with the Development Plan. Each Party will use Commercially Reasonable Efforts to perform, and to assist the other Party in the performance of, its development and regulatory activities with respect to the Product in the U.S. and Europe in accordance with the Development Plan (including all timelines set forth therein), this Agreement and Applicable Law, and shall maintain complete and accurate records of such activities, which shall be subject to audit in accordance with Section 9.4 of this Agreement and paragraph 6 of the Financial Exhibit. As between the Parties, each Party shall bear all of the costs and expenses incurred in connection with any of the activities performed by such Party (itself or through its Affiliates or contractors) in the course of the Development of the Product for the U.S. and Europe, subject to Section 5.2(b) and the sharing set forth in Section 5.3(d) and Section 5.3(e) below.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(b)Development Plan. Within [*] days of [*], the Parties shall, through the JSC, complete the preparation of an initial development plan for the Product that sets out the Development activities to be conducted by or under the authority of each Party for Developing, and obtaining Marketing Authorization(s) for, the Product in the U.S. and Europe (the “Development Plan”), as well as a reasonably detailed budget setting forth the Development Costs for such activities related to Development of the Product for the U.S. and Europe (the “Development Budget”). The allocation of activities between the Parties in the Development Plan shall be consistent with Section 5.1. In the event the Parties are unable to reach consensus with respect to the Development Plan and Development Budget within such [*]-day period, despite negotiating in good faith, Mylan shall not be obligated to make the FDA Advisory Milestone Payment and, if Mylan does not pay the FDA Advisory Milestone Payment, either Party may terminate this Agreement upon written notice to the other Party. At least once every calendar quarter until Marketing Authorization has been received in the U.S. and Europe, each Party shall submit to the JSC any updates to its proposed activities under the Development Plan, including any material modifications or additions thereto, for the JSC’s review and approval and coordination of the Parties’ activities with respect to the Product as set forth hereunder. The Development Plan shall contain the following information with respect to the Product in the U.S. and Europe: (i) scope and timelines for the conduct of all Development activities and studies (including any studies for the applicable approvals of labeling, price and reimbursement) designed to support Marketing Authorization of the Product; (ii) estimated timing of meetings with Regulatory Authorities for the Product; and (iii) target schedules for achieving milestones in developing the Product. The Parties acknowledge and agree that Revance may conduct certain of its Development activities under the Development Plan, which are intended to support the MAA for the Product in the U.S., elsewhere in North America, and the associated Development Costs shall be shared in accordance with the Development Budget and Section 5.3(d).
(c)Protocols and Clinical Trials. The protocol for each Clinical Trial to be performed by or on behalf of such Party or its Affiliates or Sublicensees with respect to the Product for the U.S. and Europe, any related statistical analysis plans, and any material modification of such protocols or plans from time to time, in each case to be included in the Development Plan, shall be subject to review and approval of the JSC.
(d)Development Costs.
(i)Continued Development Cost Cap. Subject to Section 5.2(b), any Development Costs incurred with respect to Development of the Product for the Mylan Territory as a whole, or for the U.S. and Europe, in each case in accordance with the Development Plan and Development Budget will be shared equally by the Parties. Each Party will report such Development Costs to the other Party in accordance with paragraph 6 of the Financial Exhibit. The Parties anticipate that the total Development Costs, to be incurred after completion of the FDA Scientific Advice Meeting, will be approximately [*] (the “Continued Development Cost Cap”). In the event that either Party anticipates that the aggregate Development Costs to be incurred after completion of the FDA Scientific Advice Meeting to obtain Marketing Authorizations for the Product throughout the Mylan Territory will be in excess of the Continued Development Cost Cap, such Party shall request a meeting of the JSC, pursuant to which the JSC shall agree upon any necessary amendments to the Development Plan and determine the allocation of such excess Development Costs; provided that the Parties shall, in any event, hold such a JSC meeting when the aggregate Development Costs reported pursuant to paragraph 6 of the Financial Exhibit reach [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(ii)Cost Overrun. In no event shall either Party be obligated to incur Development Costs under the Development Plan that are in excess of its respective share of the Development Costs set forth in the then-current Development Budget, unless and until agreement is reached by the JSC with respect to the sharing of such excess Development Costs. Without limiting the foregoing, if either Party anticipates that its quarterly Development Costs that are subject to sharing hereunder may exceed the corresponding portion of the Development Budget for such calendar quarter (a “Cost Overrun”), then, together with its quarterly report set forth in paragraph 6 of the Financial Exhibit, such Party will promptly give written notice to the other Party of the anticipated Cost Overrun, including an explanation for such Cost Overrun. Subject to this Section 5.3, the Parties will share Cost Overruns in a given calendar quarter in accordance with clause (i) above and paragraph 6 of the Financial Exhibit to the extent such Cost Overruns do not exceed [*] of those set forth in the then-current Development Budget for such calendar quarter; provided that such Cost Overrun does not cause, and is not anticipated to cause, the Parties to exceed the Development Budget for such calendar year. If such Cost Overruns exceed the Development Budget for such calendar quarter by more than [*] or are anticipated to exceed the Development Budget for such calendar year, the Parties shall, through the JSC, meet promptly to discuss the reasons for such Cost Overruns and their impact on the annual Development Budget. The Cost Overrun mechanism is implemented as a tool to monitor and effectively manage quarterly variations in Development Costs for timing differences. It does not provide approval to increase the Development Budget.
(e)Notwithstanding the foregoing, Mylan shall have the right to control any activities with respect to, and shall bear any Development Costs specific to, obtaining Marketing Authorization for the Product in countries in the Mylan Territory outside of the U.S. and Europe.
(f)In the event that, despite negotiating in good faith, the JSC fails to reach consensus with respect to Development activities for the Product for the U.S. or Europe, which are proposed by a Party to be included in the Development Plan and are reasonably necessary to obtain the MAA for the Product in such portion of the Mylan Territory, such Party may conduct the proposed activities; provided that the results of any such activities generated by Mylan shall be, and hereby are, included in the Mylan Technology Rights, and the results of any such activities generated by Revance shall be, and hereby are, included in the Licensed Technology Rights. The Party performing such Development activities shall initially solely bear any Development Costs with respect thereto (“Additional Development Costs”) and shall report such Additional Development Costs to the other Party in accordance with paragraph 6 of the Financial Exhibit. If the Product that is the subject of such additional Development activities receives Marketing Authorization in the U.S. or Europe, such Party shall be reimbursed for [*] of its reasonable Additional Development Costs through an adjustment to the royalty owed to Revance with respect to such country(ies), pursuant to paragraph 5 of the Financial Exhibit, on Net Sales of the Product that is approved based on an MAA incorporating the results of such Development activities (a “Resulting Product”), as follows.
(i)In the event that Mylan incurs Additional Development Costs and the Resulting Product is approved, Mylan shall reduce the royalty owed to Revance pursuant to paragraph 5 of the Financial Exhibit with respect to Net Sales of such Resulting Product in the portion of the Mylan Territory (U.S. or Europe) for which such Additional Development Costs were incurred, by [*] until Mylan has recouped [*] of such Additional Development Costs based on such royalty reduction.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(ii)In the event that Revance incurs Additional Development Costs and the Resulting Product is approved, Mylan shall increase the royalty owed to Revance pursuant to Article 5 of the Financial Exhibit with respect to Net Sales of such Resulting Product in the portion of the Mylan Territory (U.S. or Europe) for which such Additional Development Costs were incurred, by [*] until Revance has recouped [*] of such Additional Development Costs based on such royalty increase.
5.4Branded Alternative. At any point within [*] days following Mylan’s Continuation Decision not to continue the Development and commercialization of the Product pursuant to this Agreement due to FDA feedback that a biosimilar pathway is not feasible, Mylan may, upon written notice to Revance delivered within such [*]-day period, elect to enter into good faith discussions with Revance with respect to a new collaboration to develop and commercialize a branded biologic product incorporating the Biological Active Substance. Upon receipt of such written request, Revance will enter into good faith discussions with Mylan with respect to a new agreement for a period of [*] months. If the Parties are unable to finalize a definitive agreement within such [*]-month period, Mylan may request, and the Parties shall hold, a meeting of each Party’s CEOs to discuss the open matters. If, after [*] Business Days following such meeting, the Parties are still unable to finalize a definitive agreement, Revance shall have no further obligation to continue negotiations regarding such an agreement.
5.5Information Sharing; Rights of Reference.
(a)Regulatory Materials. As reasonably requested during the Term for purposes of obtaining Marketing Authorization for the Product in each Party’s respective Territory in accordance with this Agreement, each Party shall provide to the other Party true and complete copies of any Regulatory Filings and Marketing Authorizations and other regulatory communications made or received by such Party with respect to the Product or the Biological Active Substance for the Product (or, to the extent required by any Regulatory Authority, any other product containing the Biological Active Substance as an active ingredient, generated by or on behalf of, or received by, such Party or its Affiliates); provided that Revance may not request or use any such Regulatory Filings, Marketing Authorizations or communications from Mylan for purposes of obtaining Marketing Authorization for any Competing Product. Without limiting the foregoing, each Party shall, upon request, provide the other Party (or its designees) with sufficient rights to reference and use any such Regulatory Filings in connection with its or its designees’ activities hereunder, including providing the appropriate authorizations to such Regulatory Authority(ies) allowing such Party (or its designees) the right to reference and use any such Regulatory Filings to support any Regulatory Filing for the Product in such Party’s Territory consistent with the terms and conditions of this Agreement.
(b)Clinical Trials; Product-Related Data. Within [*] calendar days after the Effective Date, Revance shall provide to Mylan true and complete copies of documentation, reports and other Product-Related Data from or relating to any and all completed and on-going Clinical Trials and pre-clinical studies relating to the Product, in each case, to the extent such Product-Related Data becomes available to Revance. Additionally, each Party shall provide to the other Party true and complete copies of documentation, reports and other Product-Related Data from or relating to any and all Clinical Trials and pre-clinical studies relating to the Product for its respective Territory, in each case, to the extent such Product-Related Data becomes available to such Party. Such Product-Related Data shall include, without limitation, any and all analytical data, tiering approach information and statistical analyses (and summaries of any results in English (if such documentation and materials are not provided in English)) Controlled

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended by such Party or its Affiliates relating to the Product (including original source data, reports, case report forms (CRFs) and summary literature), in each case, as such Product-Related Data becomes available to such Party. Each Party shall use the other Party’s Product-Related Data disclosed pursuant to this Section 5.4(b) solely for purposes of exercising its rights and fulfilling its obligations under this Agreement.
(c)Know-How. Promptly after the Effective Date, without limiting any other provision herein, Revance shall provide Mylan with true and complete copies of all documentation and materials within the Licensed Know-How; each in editable electronic form, including any underlying raw data, in each case, to the extent existing in such form. During the Term, Revance shall permit Mylan (or its designees) to access, reproduce and use all Licensed Know-How, in connection with the exercise of its rights and performance of its obligations under this Agreement and shall promptly provide Mylan with copies of all Licensed Know-How generated by or on behalf of Revance or its Affiliates during the Term, to the extent not previously provided. During the Term, Mylan shall permit Revance (or its designees) to access, reproduce and use all Mylan Know-How, as is reasonably necessary in connection with the exercise of its rights and performance of its obligations under this Agreement and shall, upon Revance’s request, promptly provide Revance with copies of all such Mylan Know-How generated by or on behalf of Mylan or its Affiliates during the Term.
(d)Compliance; Language. Each Party shall provide the other Party all Product-Related Data and other information as set forth under this Section 5.4 in a manner that is timely and compliant with all Applicable Law. All documents provided hereunder shall be in the English language. Notwithstanding anything herein to the contrary, Mylan shall not be obligated to provide Revance with any Regulatory Filings, Marketing Authorizations, communications, documentation, reports or rights of reference with respect to any Product developed or commercialized by Mylan independent of Revance and without use of Revance or its Affiliates’ interest in the Licensed Technology Rights.
ARTICLE 6
REGULATORY MATTERS
6.1General. Subject to the terms and conditions under this Article 6, Mylan (itself or through one or more Affiliates or designees) shall have the sole and exclusive right and responsibility, exercisable in its discretion, for filing with the applicable Regulatory Authorities any and all Regulatory Filings for the Product and obtaining and maintaining any and all Marketing Authorizations (including filing any amendments or supplements thereto) for the Product in the Mylan Territory; provided, that Revance shall file the IND with FDA for the Clinical Trials of the Product that it conducts in accordance with the Development Plan and may file a drug master file with the FDA. Revance hereby grants Mylan the right to cross reference any IND (and any drug master file) for the Product filed by Revance with the FDA and shall provide appropriate authorizations to the FDA allowing Mylan (or its designees) the right to reference and use any such IND and drug master file to support any Regulatory Filing for the Product. Without limiting the foregoing, Revance will assist Mylan in preparing and filing the MAAs and other Regulatory Filings for the Product in the Mylan Territory, as reasonably requested by Mylan, including by providing any necessary data or information and access to Revance’s employees familiar with the Product or the Biological Active Substance. In connection with Mylan’s filing of the first MAA with the FDA, Revance shall, upon Mylan’s request, assign any INDs for the Product filed by Revance with the FDA to Mylan, and the Parties shall promptly submit all necessary notices of such assignment to the FDA. Except (in

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended each case) as otherwise provided under Article 5 (including Section 5.2 and 5.3), [*] costs and expenses incurred in preparing the Regulatory Filings for the Product (provided, that [*] the cost of any filing fees associated with the [*]), and [*] any filing fees associated with MAAs for the Product [*]. For clarity, all Marketing Authorizations for the Product in the Mylan Territory will be filed by Mylan and held in Mylan or its designee’s name.
6.2Meetings with Regulatory Authorities.
(a)Mylan shall have the right to lead all meetings with Regulatory Authorities regarding the Product within the Mylan Territory, and shall have the sole right to interact with Regulatory Authorities with respect to the Product in the Mylan Territory, except as follows: (i) Revance shall lead meetings with Regulatory Authorities regarding its Development activities under the Initial Development Plan, including the FDA Scientific Advice Meeting and filing by Revance of certain INDs for the Product with the FDA in accordance with Section 6.1, and (ii) Revance may interact with Regulatory Authorities with respect to the Products in the Mylan Territory to the extent that Revance is required, under Applicable Law or the Supply Agreement or Quality Agreement, to interact with Regulatory Authorities as the manufacturer of the Product for the Mylan Territory. As reasonably requested by Mylan, Revance shall provide one (1) or more representatives from Revance to attend, and assist in the preparation for, meetings regarding the Product with the applicable Regulatory Authority in the Mylan Territory (as permitted by such Regulatory Authority) that are led by Mylan, subject to the confidentiality provisions set forth under Article 12 below. Mylan shall have two (2) or more representatives from Mylan attend, assist in the preparation for, and participate in the FDA Scientific Advice Meeting for the Product and any meeting with Regulatory Authorities held by Revance related to the INDs filed by Revance for the Product in the Territory, subject to the confidentiality provisions set forth under Article 12 below.
(b)Revance shall promptly provide Mylan with Revance’s (as applicable) and the applicable Regulatory Authority’s minutes, and any other resulting correspondence, from any meetings with Regulatory Authorities (i) regarding the Product that occurred prior to (or that occur after) the Effective Date in the Mylan Territory or (ii) to the extent the content of the resulting minutes is likely to materially affect or inform the Development or commercialization of the Product in the Mylan Territory, regarding the Products that occur outside of the Mylan Territory after the Effective Date. Mylan shall promptly provide Revance with Mylan’s (as applicable) and the applicable Regulatory Authority’s minutes, and any other resulting correspondence, from any meetings with Regulatory Authorities regarding the Products that occur hereunder in the Mylan Territory after the Effective Date, to the extent the content of the resulting minutes is likely to materially affect or inform the development or commercialization of the Product in the Revance Territory.
6.3Reporting and Review. The Parties shall keep each other reasonably and regularly informed, directly or through the JSC of the preparation of all Regulatory Filings, Regulatory Authority review of Regulatory Filings, and Marketing Authorizations for the Product hereunder in the Mylan Territory. Revance shall keep Mylan reasonably and regularly informed of the preparation of all Regulatory Filings, Regulatory Authority review of Regulatory Filings, and Marketing Authorizations for the Product outside of the Mylan Territory during the Term.
6.4Regulatory Filings outside each Party’s Territory. Except in connection with each Party’s (or their respective Affiliate’s or Sublicensee’s) exercise of rights under the license set forth in

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Section 2.1(b) and 2.2(b), respectively, and as set forth in Section 6.2, (a) neither Party shall file any Regulatory Filings with Regulatory Authorities in the other Party’s respective Territory for the Product licensed to Mylan hereunder without the prior written consent of the other Party, and (b) except as may be required by Applicable Law or expressly permitted pursuant to this Agreement, neither Party shall communicate with any Regulatory Authority having jurisdiction in the other Party’s respective Territory regarding such a Product unless explicitly requested or permitted in writing to do so by the other Party or unless so ordered by such Regulatory Authority in the respective Territory, in which case such Party shall provide immediately to the other Party notice of such order; and in the case such Party has been so ordered by a Regulatory Authority, it shall use reasonable efforts to (i) seek the input and approval of the other Party before responding and (ii) if applicable, obtain, or assist the other Party in obtaining, a protective order or confidential treatment limiting or preventing the required disclosure. Notwithstanding the foregoing, nothing in this Agreement shall [*] or [*] or [*], or [*].
6.5Safety and Adverse Drug Reactions. Promptly after the Continuation Decision, the Parties will enter into the separate safety and pharmacovigilance agreement for the Product on reasonable and customary terms consistent with industry practice (the “Pharmacovigilance Agreement”), which, upon execution by both Parties, will be incorporated herein by reference and will define the communication requirements, procedures, roles and responsibilities for fulfillment of pharmacovigilance obligations between the Parties with respect to the Product. Each Party shall ensure that its Affiliates and other Persons authorized thereby, as applicable, comply with all such reporting obligations. Each Party shall designate by notice to the other Party a safety liaison to be responsible for communicating with the other Party regarding the reporting of adverse events with respect to the Product. Each Party shall also promptly submit to the other Party all Product complaints of which it becomes aware. To the extent that any inconsistencies or conflicts exist between the Pharmacovigilance Agreement and this Agreement, the provisions in the body of this Agreement shall prevail, except with respect to matters related solely to safety reporting issues, in which case the Pharmacovigilance Agreement shall prevail. The Parties shall cooperate with respect to risk management activities for the Product and shall use Commercially Reasonable Efforts to address any safety issues that arise in the development or commercialization of the Product, with Mylan having the right to approve all such efforts by Revance for the Mylan Territory.
6.6Product Recalls. Each Party shall promptly notify the other Party of any information received by it that could reasonably form the basis for a recall, market withdrawal or other corrective action of the Product, in sufficient detail to allow the Parties to comply with any and all Applicable Law to the extent such level of detail is available to the reporting Party. Each Party shall promptly notify the other Party of any material actions to be taken with respect to any recall or market withdrawal or other corrective action related to the Product prior to such action to permit each Party a reasonable opportunity to consult with the other Party with respect thereto. All final decisions with respect to any recall, market withdrawals or any other corrective action related to the Product in the Mylan Territory shall be made by Mylan as the Marketing Authorization holder. Each Party will keep the other Party reasonably informed with respect to any recalls, market withdrawals or other corrective action with respect to the Products in the Territory and will consider any comments from such other Party with respect thereto in good faith. [*], in the event that Revance informs Mylan that [*] and that a recall of such Product is necessary, then, if Mylan elects not to recall such Product, Revance shall not be responsible for any damages or liabilities with respect to Third Party claims caused by such Product.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

ARTICLE 7
PRODUCT COMMERCIALIZATION AND MANUFACTURE
7.1Commercialization.
(a)Commercialization Rights. Mylan (itself or through its Affiliates, Distributors or Sublicensees) shall have the sole and exclusive right and responsibility, exercisable in its discretion but consistent with its diligence obligations under Section 7.1(b), to commercialize the Product within the Mylan Territory, including determining whether and when to launch the Product in the Mylan Territory, the pricing for the Products and how to market the Products. As between the Parties, Mylan shall bear all of the costs and expenses that it incurs in connection with any of the activities performed by Mylan (itself or through its Affiliates, Distributors or Sublicensees) in the course of the commercialization of the Product within the Mylan Territory. Mylan (itself or through its Affiliates, Distributors or Sublicensees) shall have the sole and exclusive right to determine the trademarks, trade dress, style of packaging, labeling and domain names with respect to the packaging, marketing, distribution and sales of the Product in the Mylan Territory and, as between the Parties, shall own such trademarks, trade dress, style of packaging, labeling or domain names; provided that specifications for the packaging and labeling requested by Mylan shall not require Revance to purchase or acquire additional equipment to be used to package the Product, unless otherwise agreed by Revance (in its sole discretion).
(b)Commercial Diligence. Mylan shall (directly and/or through one or more Affiliates, Distributors and/or Sublicensees) use Commercially Reasonable Efforts to commercialize the Product in the Mylan Territory. Notwithstanding anything herein to the contrary, and without limiting [*], Mylan’s obligations to use Commercially Reasonable Efforts to Develop or commercialize the Product in the Mylan Territory shall [*] applicable to the Product under Applicable Law.
(c)Reverted Countries. Once sufficient clinical data is available to support an MAA in a country in the Mylan Territory outside of the U.S., Europe, [*] (such remaining countries, the “Second Tier Markets”), and Mylan elects not to seek Marketing Authorization or commercialize the Product, itself or through one or more Affiliates, Distributors and/or Sublicensees, in such Second Tier Market, Mylan will notify Revance of such election in writing, and thereafter such Second Tier Market country shall cease to be within the Mylan Territory and shall become a “Reverted Country”. Mylan shall transition the Product in such Reverted Country to Revance in accordance with the applicable portions of Section 14.6(b). Revance shall have the right to use the Collaboration Data for purposes of Developing and commercializing the Product in the Reverted Countries and shall have the right to commercialize the Product, itself or with or through a Third Party, in any Reverted Country; provided that Revance shall pay to Mylan [*] of all Reverted Country Product Revenues from each Reverted Country on a quarterly basis, within [*] days after the end of each calendar quarter, and shall be subject to reporting obligations to Mylan corresponding to those set forth in paragraph 5(d) of the Financial Exhibit. Such share of Reverted Country Product Revenues shall be payable, on a Reverted Country-by-Reverted Country basis, commencing on the earlier of (i) First Commercial Sale of the Product in such Reverted Country by Revance or its Affiliate and (ii) first receipt of Sublicensing Revenue from a Sublicensee in a Reverted Country, in each case continuing during the Term and thereafter in accordance with Section 14.7. For clarity, prior to the time Mylan’s rights under this Section 7.1(c) become effective (i.e., before sufficient

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended clinical data is available to support an MAA in any country), Mylan shall nonetheless have the right to terminate unilaterally its rights to the Product in one or more Regions as set forth in Section 14.4(a).
7.2Supply.
(a)Supply Agreement; Quality Agreement. Within six (6) months after the Effective Date, the Parties shall enter into a supply agreement (the “Supply Agreement”), consistent with the terms set forth on Exhibit 7.2(a) (the “Supply Terms”), pursuant to which Revance shall, itself or through its Affiliates or a Third Party contract manufacturer, manufacture and supply the Biological Active Substance and the Product exclusively to Mylan, its Affiliates or Sublicensees for sale in the Mylan Territory, subject to and in accordance with the terms and conditions set forth therein and a quality and technical agreement on reasonable and customary terms consistent with industry practice (the “Quality Agreement”) which shall be executed concurrently with the Supply Agreement. Revance will supply (a) the Biological Active Substance and Product to Mylan and its Affiliates for purposes of non-clinical and Clinical Trials at the transfer prices set forth in the Supply Agreement and (b) the Biological Active Substance and Product for commercial sale at its Manufacturing Cost, [*], in each case pursuant to the Supply Agreement. Except as otherwise set forth in this Agreement or the Supply Agreement, Mylan shall purchase all of its requirements for the Biological Active Substance for use in the Product for development and commercialization in the Mylan Territory from Revance.
(b)Manufacturing. Mylan may elect to have Revance, a Third Party contract manufacturing organization (a “CMO”) selected and qualified by Revance (a “Revance CMO”), or a CMO or Mylan Affiliate selected by Mylan (a “Mylan CMO”) manufacture Product for Mylan for the Mylan Territory. For clarity, if Mylan elects for Revance to manufacture Product for the Mylan Territory, Revance shall have the right to select, qualify and manage a CMO to do so on Revance’s behalf; provided that Mylan would also have the right to qualify such Revance CMO. Mylan would have the sole right to qualify and manage any Mylan CMO with respect to the manufacture of Product for the Mylan Territory. Mylan may not make such election prior to [*], but, with respect to an election to use a Revance CMO, Mylan must make such election within [*] after the later of [*] and [*]. For clarity, if Mylan elects to have a Mylan CMO or a Revance CMO (other than through Revance) manufacture Product for Mylan for the Mylan Territory, then, Mylan shall enter into a direct contractual relationship regarding such supply, and, thereafter, Revance’s obligations to supply Mylan shall be limited to Biological Active Substance and Revance will have no further obligation to supply Product to Mylan.
(c)Revance will conduct a transfer of manufacturing Know-How as necessary or useful to enable each Revance CMO and Mylan CMO to manufacture the Product (provided, that such transfer shall be limited to [*] and [*]), consistent with Section 7.4 below (including the licenses and rights of reference set forth therein); provided that if Revance is qualifying a Revance CMO for manufacture of the Product at the time that Mylan requests such a transfer to a Mylan CMO, then such transfer of manufacturing Know-How to such Mylan CMO shall be delayed until the earlier of the completion of the transfer of manufacturing Know-How by Revance to the Revance CMO or [*] from Mylan’s request to begin such transfer of manufacturing Know-How to the Mylan CMO. The Parties will discuss in good faith the benefit of coordinating supply of the Product and Revance’s other products from the same CMOs to realize economies of scale; provided that such coordination does not adversely impact the supply of Product to Mylan, its Affiliates and their respective Sublicensees. Regardless of Mylan’s selection of manufacturers of Product, Revance shall supply to Mylan (or Mylan CMO) its

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended requirements for Biological Active Substance for use in the Product for the Mylan Territory, in accordance with the Supply Agreement.
(d)Safety Stock. During the term of the Supply Agreement, Revance will maintain on-hand, solely for sale to Mylan, a [*] (as determined [*] depending on [*] and other relevant factors and based on [*] under the Supply Agreement) supply of Biological Active Substance. The cost of maintaining such safety stock shall be [*]. If the available quantity of Biological Active Substance drops below [*] of the agreed safety stock for reasons [*], Mylan may request, and the Parties shall hold, a meeting of each Party’s CEOs to assess the situation and determine next steps.
(e)Shelf Life. Revance shall, in good faith, collaborate with Mylan to extend the shelf life of the Biological Active Substance and Product to [*], subject to technical feasibility.
(f)Allocation. In the event of a shortage of supply of Biological Active Substance or Product, Revance will allocate its available supply of Biological Active Substance or Product, as applicable, between the Parties and supply Mylan with Biological Active Subject or Product [*].
7.3Manufacturing Facility.
(a)Compliance. Revance shall ensure that the facility(ies) in which the Biological Active Substance and, to the extent supplied by Revance or a Revance CMO (unless Mylan has elected to obtain supply from such Revance CMO pursuant to an agreement between Mylan and such Revance CMO), the Product is to be manufactured for use or sale in the Mylan Territory (the “Facility”) is/are in compliance with all Applicable Law, as of the Effective Date and during the term of the Supply Agreement.
(b)Continued Access to Facility. Revance shall provide Mylan with written notice of any decision to transfer the lease for the Facility (other than any facility leased by Revance and which was a Facility at a prior point in time, but at which facility Revance is no longer manufacturing Biological Active Substance or Product), or to sell the equipment used to manufacture the Biological Active Substance or the Product (other than with respect to any equipment that is no longer intended for use in the manufacture of the Biological Active Substance or the Product) (the “Equipment”), to any party other than its Affiliate (the “Lease Transfer Notice”), and Mylan shall, except to the extent otherwise precluded by applicable bankruptcy law in the event of a Bankruptcy Event with respect to Revance, have a right of first offer with respect to assuming or otherwise acquiring the lease for the Facility or acquiring the Equipment. Mylan shall notify Revance, within [*] days of receipt of the Lease Transfer Notice, whether it desires to assume or otherwise acquire the lease for the Facility or to acquire the Equipment. If Mylan so notifies Revance that it does desire to acquire the lease for the Facility or the Equipment, then Revance shall provide Mylan with appropriate diligence information reasonably requested by Mylan, with respect to such lease, the Equipment, the Facility and its personnel, as soon as possible, subject to confidentiality restrictions then in effect, documented in writing, with its customers or other Third Parties. During the [*]-day period following Mylan’s receipt of a Lease Transfer Notice, (i) Mylan shall have the right to provide Revance with an offer to assume or otherwise acquire the lease for the Facility or acquire the Equipment, which offer Revance will consider in good faith, (ii) Revance will not solicit other offers to assume or otherwise acquire the lease for the Facility or the Equipment, and (iii) if Mylan provides an offer, the Parties will negotiate in good faith to reach agreement for the transfer to Mylan of the lease for the Facility or of the Equipment. If Mylan does not assume or otherwise

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended acquire the lease for the Facility or acquire the Equipment, Revance shall cause any Third Party acquirer of the Facility or the lease therefor (or substantially all of the Equipment, if appropriate) to continue to supply the Product to Mylan [*] for the duration of the Term, and in accordance with the terms and conditions of the Supply Agreement. This Section 7.3(b) shall apply with respect to any decision by Revance to transfer the lease for the Facility or the Equipment during the Term.
(c)Ongoing Maintenance and Capital Expenditures. [*] ongoing maintenance costs and capital expenditures associated with the manufacture of the Biological Active Substance for use in the Product for the Mylan Territory, and, [*], the Product for the Mylan Territory. Without limiting Mylan’s rights under Section 7.2 above, in the event that there is a continued failure to supply (as defined in further detail in the Supply Agreement), Mylan shall have the right to manufacture, or have manufactured (through an Affiliate or Third Party) the Product (but not the Biological Active Substance) for the Mylan Territory, in which case (i) Revance will conduct a transfer, to Mylan or such Third Party, of all Licensed Know-How that is necessary or reasonably useful in the manufacture of the Product in accordance with Section 7.4 (and grant the licenses and rights set forth therein), at Revance’s expense, and (ii) after such transfer, [*] ongoing maintenance costs and capital expenditures associated with the manufacture of the Product for the Mylan Territory. Regardless of Mylan’s election to manufacture (or have manufactured) Product, Revance shall supply to Mylan its requirements for Biological Active Substance for use in the Product for the Mylan Territory, in accordance with the Supply Agreement.
(d)Continuous Improvements Program. The Parties shall collaborate to develop a continuous improvements program to reduce Manufacturing Costs. Such program will be reviewed and approved by the JSC (and will include an allocation of cost sharing with respect to any such improvements). Revance will use Commercially Reasonable Efforts to implement such program and reduce Manufacturing Costs during the Term.
7.4Transfer of Manufacturing Know-How. At Mylan’s request and in accordance with the Supply Agreement, in order to qualify a manufacturing site for manufacture of Product, Revance shall disclose (and provide copies or provide access to make copies, as applicable) to either Mylan or a CMO selected by Mylan, all Licensed Know-How (but excluding in all cases the Cell Line) and Licensed Material that is necessary or reasonably useful in the manufacturing (including quality assurance and control testing, filling, labeling, packaging, finishing, storage and shipping, as applicable) of the Product. In addition, Revance shall provide the appropriate authorizations to all relevant Regulatory Authority(ies) allowing Mylan (or its CMO) the right to reference all Drug Master Files and Product-Related Data provided to a Regulatory Authority by or on behalf of Revance or its permitted contractors to support any necessary changes to Regulatory Filings or the Marketing Authorization for the Product to permit manufacture of the Product by Mylan or its CMO for the Mylan Territory, and grant Mylan or its CMO any necessary licenses under the Licensed Technology Rights to manufacture the Product. In connection with the foregoing provisions, Revance shall make available to Mylan, [*], such advice of its technical personnel as may reasonably be requested by Mylan in connection with such transfer, understanding and implementation of such manufacturing-related Licensed Know-How.
7.5Costs of Transfer.
(a)If, at the time of Mylan’s election to use a Mylan CMO, [*] and [*] to manufacture the Product for the Mylan Territory (based on Mylan’s then-current forecasts under the Supply Agreement)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended or [*], then [*] the costs of qualifying an additional Mylan CMO; provided that Revance shall assist Mylan, at Mylan’s request, in qualifying such Mylan CMO. [*] such assistance would be provided by Revance [*]. For [*] qualifying such CMO, Mylan would [*].
(b)If, at the time of Mylan’s election to use a Mylan CMO, (1) [*] to manufacture the Product for the Mylan Territory (based on Mylan’s then-current forecasts under the Supply Agreement) and [*] or (2) [*], or [*] Product to Mylan in accordance with this Agreement and the Supply Agreement, then Revance will assist Mylan, at Mylan’s request, in qualifying such Mylan CMO and [*] the costs of qualifying such Mylan CMO.
7.6Clinical Supply. Without limiting the foregoing, Revance shall be and remain responsible for manufacturing any Product necessary to support the Development activities under the Development Plan, [*], in accordance with this Agreement, the Supply Agreement and all Applicable Laws, including cGMPs.
ARTICLE 8
PAYMENTS
8.1Initial Payment. In partial consideration for the rights and licenses granted by Revance to Mylan under this Agreement, Mylan shall pay to Revance the initial payment as set forth in paragraph 1 of the Financial Exhibit.
8.2FDA Advisory Milestone Payment. If Mylan provides a Continuation Notice that it will continue with Development and commercialization of the Product for the Mylan Territory under this Agreement pursuant to Section 5.2(c), Revance shall issue to Mylan an invoice for, and Mylan shall pay, the FDA Advisory Milestone Payment (plus Mylan’s share of any Excess Revance Costs) as set forth in paragraph 2 of the Financial Exhibit.
8.3Contingent Development Milestone Payments. Subject to the terms and conditions of this Agreement and in further consideration for the rights and licenses granted by Revance to Mylan under this Agreement, Revance shall issue to Mylan an invoice for, and Mylan shall pay to Revance, the contingent milestone payments for the achievement of certain development and regulatory milestone events as set forth in paragraph 3 of the Financial Exhibit.
8.4Contingent Commercial Milestone Payments. Subject to the terms and conditions of this Agreement and in further consideration for the rights and licenses granted by Revance to Mylan under this Agreement, Revance shall issue to Mylan an invoice for, and Mylan shall pay to Revance, the contingent milestone payments for the achievement of certain commercial milestone events as set forth in paragraph 4 of the Financial Exhibit.
8.5Royalties. Subject to the terms and conditions of this Agreement and in further consideration for the rights and licenses granted by Revance to Mylan under this Agreement, Mylan shall pay to Revance royalties during the Term as set forth in paragraph 5 of the Financial Exhibit and Section 14.6(b). In addition, Revance shall pay to Mylan royalties as set forth in Section 14.6(c) and Section 14.7.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

8.6Development Costs. The Parties shall share Development Costs in accordance with Article 5 above and paragraph 6 of the Financial Exhibit.
8.7Right to Offset. Each Party may offset against any undisputed amounts owed to the other Party hereunder, any undisputed amounts owed but not yet paid by the other Party under this Agreement, subject to such limits as may be expressly provided in this Agreement.
ARTICLE 9
PAYMENT TERMS
9.1Payment Method. All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by the Party to which such payments are due. Except as otherwise set forth herein, invoices issued in accordance with this Agreement shall be paid within [*] days of receipt of such invoice.
9.2Currency Conversion. Unless otherwise expressly stated in this Agreement, all amounts specified in this Agreement are in United States Dollars, and all payments by one Party to the other Party under this Agreement shall be paid in United States Dollars. In the case of sales outside the United States, payments received by a Party will be expressed in the U.S. Dollar equivalent calculated on a quarterly basis in the currency of the country of sale and converted to their U.S. Dollar equivalent using the average of the daily closing prices for each month in such quarter for such currency reported on Bloomberg.
9.3Taxes.
(a)Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the collaborative efforts of the Parties under this Agreement.
(b)Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts in accordance with Applicable Law to reduce value added tax or similar payments (“VAT”), tax withholding and similar obligations on royalties, milestone payments, and other payments made under this Agreement.
(c)VAT. In the event that any VAT is owing in any jurisdiction in respect of any payment made by one Party to the other Party under this Agreement, the Party making such payment (the “Payer”) shall pay such VAT, and (i) if such VAT is owing [*], then the payment in respect of which such VAT is owing shall be made without deduction for or on account of such increase in VAT to ensure that the other Party receives a sum equal to the sum which it would have received had such increased VAT not been due or (ii) otherwise, such payment shall be made after deduction of such VAT.  Any increase in payments to a Party under this Section 9.3(c) shall reflect only the incremental increase in VAT directly resulting from clause (i) above. In the event that any VAT is owing in any jurisdiction in respect of any such payment, the Payer will provide to the other Party tax invoices showing the correct amount of VAT in respect of such payments hereunder.
(d)Withholdings. Any and all withholding or similar taxes imposed or levied on account of the payment of amounts under this Agreement, which are required to be withheld, shall be

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended deducted by the payer prior to remittance and shall be paid to the proper taxing authority. Proof of payment shall be secured, if available, and sent to the Payee as evidence of such payment in such form as required by the tax authorities having jurisdiction over the payer. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.
9.4Audit Rights.
(a)By Mylan. Revance will maintain complete and accurate records in sufficient detail to permit Mylan to confirm Revance’s compliance with the terms of this Agreement and the accuracy of Revance’s calculations under this Agreement, including with respect to Development Costs, Manufacturing Costs, and Reverted Country Product Revenues. Such records relating to this Agreement and Revance’s facilities used in the development and manufacture of the Product shall be available for audit and inspection during regular business hours for a period of [*] years from the end of the calendar quarter to which they pertain, and not more often than once each calendar year, unless the audit reveals non-compliance or overpayment. Such audits and inspections may be conducted by Mylan or its Third Party designee, which is reasonably acceptable to Revance; provided that Revance may require that any such designee agrees to be bound by a reasonable confidentiality agreement, and provided further that any such financial audit may be conducted only by a certified public accounting firm mutually agreed upon by Mylan and Revance, such agreement not to be unreasonably withheld. Mylan shall provide Revance with [*] calendar days’ prior written notice of any such audit, and the duration of any such audit shall be limited to a reasonable period of time. Mylan or its designee may examine Revance’s records and facilities relating to this Agreement for the sole purpose of verifying Revance’s compliance with the terms of this Agreement and the accuracy of the aforesaid calculations. With regard to such calculations, the accountants shall disclose to Mylan, with a copy to Revance, only whether the amounts reported or invoiced by Revance are correct or incorrect, and the amount of discrepancy, if any. Once examined, such books and records will no longer be subject to further examination by Mylan under this Section 9.4(a). Any amounts shown to have been overcharged shall be refunded by Revance to Mylan within [*] calendar days from the accountant’s report. Mylan shall bear the full cost of such audit unless such audit discloses an overcharge of more than [*] of the amount actually owed during the applicable calendar quarter, in which case Revance shall reimburse Mylan for its reasonable Third Party out-of-pocket costs incurred for such audit. Revance shall cause any of its subcontractors performing activities related to this Agreement to comply with the recordkeeping requirements of this Section 9.4(a) and to permit Mylan to audit such records as described above.
(b)By Revance. Mylan will maintain complete and accurate records in sufficient detail to permit Revance to confirm Mylan’s compliance with the terms of this Agreement and the accuracy of Mylan’s calculations under this Agreement, including with respect to Net Sales, royalties, and Development Costs. Such records relating to this Agreement shall be available for audit and inspection during regular business hours for a period of [*] years from the end of the calendar quarter to which they pertain, and not more often than once each calendar year, unless the audit reveals non-compliance or underpayment. Such audits and inspections may be conducted by Revance’s Third Party designee, which is reasonably acceptable to Mylan; provided that Mylan may require that any such designee agrees to be bound by a reasonable confidentiality agreement, and provided further that any such financial audit may be conducted only by a certified public accounting firm mutually agreed upon by Mylan and Revance, such agreement not to be unreasonably withheld. Revance shall provide Mylan with [*] calendar days’

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended prior written notice of any such audit, and the duration of any such audit shall be limited to a reasonable period of time. Revance or its designee may examine Mylan’s records relating to this Agreement for the sole purpose of verifying Mylan’s compliance with the terms of this Agreement and the accuracy of the aforesaid calculations. With regard to such calculations, the accountants shall disclose to Revance, with a copy to Mylan, only whether the Net Sales, royalties, Development Costs reported and underlying amounts owed hereunder are correct or incorrect, and the amount of discrepancy, if any. Once examined, such books and records will no longer be subject to further examination by Revance under this Section 9.4(b). Any amounts shown to have been underpaid shall be paid by Mylan to Revance within [*] calendar days from the accountant’s report. Revance shall bear the full cost of such audit unless such audit discloses an underpayment of more than [*] of the amount actually owed during the applicable calendar quarter, in which case Mylan shall reimburse Revance for its reasonable Third Party out-of-pocket costs incurred for such audit. Mylan shall cause any of its subcontractors performing activities related to this Agreement to comply with the recordkeeping requirements of this Section 9.4(b) and to permit Revance to audit such records as described above.
ARTICLE 10
STRATEGY; DEFENSIVE ACTIONS; INTELLECTUAL PROPERTY
10.1Litigation Strategy and Management.
(a)Subject to the terms and conditions of this Article 10, Mylan shall have the primary right to control all intellectual property matters and strategic matters for the Product in the Mylan Territory, including the right, but not the obligation, to conduct applicable intellectual property searches and freedom-to-operate analyses, and control and initiate strategic decisions relating to potential intellectual property litigation, and Post-Grant Review Proceedings, using counsel of its choice. Without limiting the foregoing, Mylan shall be responsible for devising, and have primary control over the implementation of, any Legal Clearance Activities in the Mylan Territory. Mylan shall submit an initial, non-binding preliminary Legal Clearance Activities plan to the JSC not later than [*]. All costs actually incurred by or on behalf of Mylan or its Affiliates on or after the Signing Date, including all FTE costs measured at the FTE Rate and out-of-pocket expenses, in connection with legal work and advice relating to intellectual property matters and strategic matters for the Product in the Mylan Territory, including: (a) researching and analyzing freedom to operate; (b) citizen’s petitions proceedings; and (c) creation of a litigation strategy for the Product (“Legal Strategy Costs”), shall be [*]. Nothing in this Section 10.1 shall in any way limit or be construed as impairing Revance’s sole rights to control all intellectual property matters and strategic matters for products comprising botulinum neurotoxin which are other than the Product, anywhere in the world.
(b)Consultation. Without limiting Mylan’s rights under Section 10.1(a), the Parties shall, through the JSC, regularly discuss and consult with respect to Legal Clearance Activities plans and strategy. In addition, the Parties shall have Legal Clearance Activities review meetings, at a frequency determined by the JSC. Once the BPCI Act exchange process for the Product commences, Revance shall participate as necessary to sustain jurisdiction and shall provide information regarding the Product (including the Biological Active Substance) and its manufacture, as well as the Licensed Intellectual Property, in each case as reasonably requested by Mylan in connection with any Legal Clearance Activities.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

10.2Defensive Actions.
(a)Notice. Each Party shall promptly notify the other Party if any Third Party claims or asserts that the Biological Active Substance or Product manufactured, used or sold by or under the authority of either Party or its Affiliates infringes a Patent(s) of a Third Party or misappropriates proprietary Know-How of a Third Party, or otherwise threatens or initiates any litigation or proceeding in any court or Governmental Authority that could delay Marketing Authorization of the Product, or result in withdrawal or suspension of such Marketing Authorization or the Product from the market, including litigation arising from or related to any Legal Clearance Activities or patent infringement litigation (any such litigation or proceeding, a “Defensive Action”).
(b)Control. Except as set forth below in Section 10.2(d), Mylan shall have the first right to defend and control any such Defensive Action related to patent infringement that is initiated or pursued in the Mylan Territory, or, pursuant to the provisions of the BPCI Act, to bring and control any declaratory judgment action with respect thereto, using counsel of its own choice, as well as to negotiate and settle any Defensive Action. If Mylan elects not to defend and control any such Defensive Action related to patent infringement that is initiated or pursued in the Mylan Territory, or to bring and control any declaratory judgment action with respect thereto, as well as to negotiate and settle any Defensive Action, then it shall so notify Revance in writing, and Revance may, in its sole judgment, and at its own expense, take steps to defend and control any such Defensive Action related to patent infringement that is initiated or pursued in the Mylan Territory, or to bring and control any declaratory judgment action with respect thereto, using counsel of its own choice, as well as to negotiate and settle any Defensive Action. Neither Party shall enter into any settlement of any claim described in this Section 10.2 that admits to the invalidity or unenforceability of any Patent Right, incurs any financial liability on the part of the other Party or requires an admission of liability, wrongdoing or fault on the part of the other Party without the other Party’s prior written consent. Each Party shall provide the other Party with reasonable assistance in any such Defensive Action or declaratory judgment action in the Mylan Territory, at such Party’s request and expense, including joining as a party plaintiff as necessary or useful and entering into a common interest or joint defense agreement, wherein the Parties agree to their shared, mutual interest in the outcome of such Defensive Action or declaratory judgment action. The Party controlling a Defensive Action agrees to keep the other Party reasonably and periodically informed of all material developments in connection with any such Defensive Action in the Mylan Territory (including the filing of any related declaratory judgment action that the Product does not infringe the applicable Patent(s) of the NDA Holder), and Revance agrees to keep Mylan informed of any similar actions or proceedings in the Revance Territory.
(c)Costs of Defensive Actions in the Mylan Territory. In the event that any Defensive Action related to patent infringement is initiated or pursued in the Mylan Territory by either Party, or a Party pursues a declaratory judgment proceeding in the Mylan Territory with respect thereto, except as expressly set forth herein, [*] any and all legal defense costs, attorneys’ fees and liability (“Legal Expenses”) [*] in connection with such Defensive Action or declaratory judgment action or proceeding. For clarity, the foregoing shall [*].
(d)[*]. Notwithstanding the foregoing, in the event that the Innovator brings a Defensive Action claiming that [*], [*] shall be responsible for defending such Defensive Action. [*] any and all legal defense costs and attorneys’ fees incurred in connection with such Defensive Action [*]. [*] shall provide [*] with reasonable assistance in any such Defensive Action described in this Section

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

10.2(d), including joining as a party plaintiff as necessary or useful and entering into a common interest or joint defense agreement, wherein the Parties agree to their shared, mutual interest in the outcome of such Defensive Action or declaratory judgment action. [*] agrees to keep [*] reasonably and periodically informed of all material developments in connection with any such Defensive Action. [*] shall not enter into any settlement of any claim described in this Section 10.2(d) that results in any financial liability on the part of [*] or requires an admission of liability, wrongdoing or fault on the part of [*] without [*] prior written consent. If damages are assessed (or agreed upon through settlement) with respect to any claim described in this Section 10.2(d), then (x) [*] shall be responsible for [*] of any such damages that are attributable to sales of the Product in the Mylan Territory prior to such damages being awarded; provided, however that such damages, as well as its share of legal defense costs and attorneys’ fees are [*], and (y) [*] shall be responsible for [*] of such damages. Additionally, in the event the Innovator is entitled to (or any settlement includes) royalty payments based upon future sales of Product in the Mylan Territory, [*] will be responsible for such payments, but will be entitled to [*]; provided that in no event shall [*].
10.3Ownership of Inventions. Subject to the licenses set forth in Article 2 and the rights set forth in this Article 10, Revance shall retain ownership of the Licensed Technology Rights other than the Collaboration Data. As between the Parties all right, title and interest to inventions, Know-How and other intellectual property (together with all intellectual property rights therein) conceived or created or first reduced to practice in connection with the exercise of rights or performance of obligations under this Agreement (“Inventions”) (i) by or under the authority of Mylan or its Affiliates or Sublicensees, independently of Revance and its Affiliates, shall be owned by Mylan (“Mylan Inventions”); (ii) by or under the authority of Revance or its Affiliates or Sublicensees, independently of Mylan and its Affiliates, shall be owned by Revance; and (iii) by personnel of Mylan or its Affiliates and Revance or its Affiliates shall be jointly owned by Mylan and Revance. Any patent application claiming an Invention that is jointly owned by the Parties, which is filed by a Party or its Affiliate after the Effective Date, together with any resulting patent, may be referred to herein as a “Joint Patent”. Revance’s interest in any Inventions that are necessary or useful to the Exploitation of the Cell Line, Biological Active Substance, Product or a component of the Product in the Mylan Territory, and all intellectual property rights therein, shall be automatically included in the Licensed Technology Rights. Mylan’s interest in any Inventions that are necessary or useful to the Exploitation of the Product in the Revance Territory, and all intellectual property rights therein, shall be automatically included in the Mylan Technology Rights. Except as expressly provided otherwise in this Agreement, neither Party shall have any obligation to obtain any approval of the other Party for, nor pay the other Party any share of the proceeds from or otherwise account to the other Party for, the practice, enforcement, licensing, assignment or other exploitation of such jointly owned Inventions or Joint Patent or other intellectual property rights therein, and each Party hereby waives any right it may have under the laws of any country to require such approval, sharing or accounting. Notwithstanding anything to the contrary in this Agreement, but subject to the rights and licenses granted under this Agreement, as between the Parties, each Party retains ownership of its inventions, Know-How and other intellectual property (together with all intellectual property rights therein) conceived or created or first reduced to practice before the Effective Date or outside of the Initial Development Plan or the Development Plan.
10.4Prosecution and Maintenance of Patents and Joint Patents. Revance shall have the right and responsibility, in its sole discretion, to prepare, file, prosecute (including the handling of Post Grant Review Proceedings, supplemental examination, and similar proceedings with respect to the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Licensed Intellectual Property Rights and Joint Patents) and maintain patent protection with respect to the Licensed Intellectual Property Rights in the Mylan Territory or the Joint Patents, taking into account comments from Mylan with respect thereto. Revance shall keep Mylan reasonably informed with respect to the status of the Licensed Patents in the Mylan Territory and the Joint Patents, including by providing Mylan with copies of all material documentation or correspondence concerning the Licensed Patents in the Mylan Territory and the Joint Patents. Revance shall solicit Mylan’s comments prior to filing any new Patent Right that would be a Licensed Intellectual Property Right in the Mylan Territory or any Joint Patent and shall consider Mylan’s reasonable comments with respect thereto in good faith. If Revance decides to abandon, or otherwise fails to prosecute or maintain, any Licensed Patent in the Mylan Territory or any Joint Patent, Revance shall provide Mylan with written notice of such decision at least [*] days prior to any applicable filing deadline, and of any such failure promptly after it occurs. In such case, Mylan shall have the right, but not the obligation, to prepare, file, prosecute and maintain patent protection with respect to such Licensed Patent or Joint Patent, as applicable, in such country at its own expense.
10.5Enforcement of Patents and Joint Patents. Each Party shall promptly report to the other Party during the Term after the Effective Date any known or suspected infringement or unauthorized use of any Licensed Patent in the Mylan Territory or Joint Patent (each, a “Patent Infringement Notice”), as the case may be, of which such Party becomes aware, and, upon request, shall provide the other Party with all evidence within its possession or control supporting such known or suspected infringement or unauthorized use. Mylan will have the first right but not the obligation to enforce (a) the Licensed Patents against any Third Party infringement based on the manufacture, use, sale or importation of the Product in or for the Mylan Territory or (b) the Joint Patents against any Third Party infringement. If Mylan elects to pursue such an enforcement action, Mylan shall be solely responsible for the expenses associated with such action. In the event that Mylan does not undertake such an enforcement action within [*] days of the Patent Infringement Notice, Revance shall be permitted to do so and, if it elects to undertake such an enforcement action, Revance shall be solely responsible for the expenses associated with such action. If a Party is authorized to bring an enforcement action under this Section 10.5, but the Party is not recognized by the applicable court or other relevant body as having the requisite standing to pursue such action, then the other Party shall, at the enforcing Party’s request and expense, join as a party-plaintiff. Any damages, awards, settlement payments or other recoveries resulting from an enforcement action brought by a Party pursuant to this Section 10.5 with respect to infringement of the Licensed Patents in the Mylan Territory based on the Exploitation of the Product, or with respect to infringement of the Joint Patents shall first be used to cover the Parties’ costs with respect thereto and any remainder shall be shared as follows: [*].
ARTICLE 11
REPRESENTATIONS AND WARRANTIES
11.1Due Organization, Valid Existence and Due Authorization. As of the Signing Date and as of the Effective Date, each Party hereto represents and warrants to the other Party as follows: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation; (b) it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement; (c) the execution and performance by it of its obligations hereunder will not constitute a breach of, or conflict with, its organizational documents nor any other agreement, court order, consent decree or other arrangement, whether written or oral, by which it is bound; and (d) this Agreement is its legal, valid and binding obligation, enforceable against such Party in accordance with the terms and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended conditions hereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.
11.2Representations, Warranties and Covenants of Revance. In addition to the representations and warranties of Revance under Section 11.1 above, as of the Signing Date and as of the Effective Date, Revance hereby further represents, warrants and covenants to Mylan that:
(a)It owns the entire right, title and interest in, or otherwise has the right to grant the licenses and rights granted to Mylan herein under the Licensed Technology Rights, and Revance and its Affiliates have not, and shall not, grant any rights that conflict with such licenses and rights or that would otherwise prevent Mylan from exercising its rights or performing its obligations hereunder. Without limiting the foregoing, Revance represents and warrants that it owns all right, title and interest in and to the Licensed Patents;
(b)There are no Patent Rights or Know-How owned or Controlled by Revance or its Affiliates as of the Signing Date or the Effective Date that are necessary for, or used by Revance or its Affiliates prior to the Signing Date or the Effective Date in, the manufacture, development or commercialization of the Biological Active Substance or the Product, other than the Licensed Patents licensed to Mylan hereunder;
(c)Revance has sufficient rights with respect to the Cell Line to conduct its manufacturing obligations with respect to the Biological Active Substance and the Product in accordance with this Agreement and the Supply Agreement using the Cell Line. The Cell Line Agreement is, and shall remain during the Term, in full force and effect, except to the extent that any termination has no adverse effect on Revance’s rights to so manufacture and supply the Biological Active Substance and the Product, such as by virtue of Revance buying out its rights thereunder. Revance shall not make any amendments to the Cell Line Agreement that would adversely affect the rights of Mylan under this Agreement, or terminate the Cell Line Agreement without Mylan’s prior written consent, except to the extent that any termination has no adverse effect on Revance’s rights to so manufacture and supply the Biological Active Substance and the Product, by virtue of Revance buying out its rights thereunder;
(d)The contracts listed on Exhibit 11.2(d) are the only contracts or agreements between Revance (or its Affiliate) and any other Third Parties related to the Cell Line, Biological Active Substance, Product, or the development, manufacture or commercialization thereof, other than with respect to inactive materials used in such manufacture;
(e)Except as required under contracts listed on Exhibit 11.2(d), Revance is not subject to any Third Party payment obligations associated with its use of the Cell Line in accordance with this Agreement or otherwise with respect to the development, manufacture or commercialization of the Product in accordance with this Agreement;
(f)The Licensed Intellectual Property Rights are subsisting, valid and enforceable, and are not subject to any pending or threatened opposition, interference or litigation proceedings;
(g)The Licensed Technology Rights are free and clear of all liens, claims, security interests or other encumbrances of any kind;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(h)There are no claims, judgments or settlements against or owed by Revance or its Affiliates, or pending claims or litigation, relating to the Biological Active Substance, Product, components of the Product, or Licensed Technology Rights;
(i)To Revance’s knowledge, the development, manufacture, processing or commercialization of any Cell Line, Product or component of the Product, and the use of the Licensed Technology Rights, pursuant to the provisions of this Agreement and as contemplated herein has not, does not and will not misappropriate the Know-How of any Third Party [*], or, to the knowledge of Revance, infringe the Patent Rights, of any Third Party;
(j)Revance has not, nor to its knowledge, has any Third Party acting under authority of Revance, made an untrue statement of a material fact to any Regulatory Authority with respect to the Product, or knowingly failed to disclose a material fact required to be disclosed to any Regulatory Authority with respect to the Product. Revance has, and to its knowledge such Third Parties have, complied and will comply with all regulatory requirements with respect to the Biological Active Substance and Product. All Product-Related Data within the Licensed Know-How have been generated in compliance with all Applicable Law, including, as applicable, cGMP, good clinical practices, ICH guidelines, and all Regulatory Filings within the Licensed Know-How submitted to any Regulatory Authority are true and correct in all material respects;
(k)Revance’s manufacturing facilities (and those of its subcontractors) for the Biological Active Substance and the Product are compliant with Applicable Law, including cGMP. Revance and its subcontractors hold all permits, licenses and authorizations required under Applicable Law to use such facilities to manufacture the Product for human use in the Mylan Territory, all of which are current and in good standing; further, Revance holds, and will maintain during the Term, all certifications, permits, licenses and authorizations required under Applicable Law to access, transfer, manufacture, store and use the Biological Active Substance in accordance with this Agreement, and is, and will remain during the Term, in compliance with all such certifications, permits and authorizations;
(l)Neither Revance nor any of its employees or permitted subcontractors performing or involved with the development or commercialization of the Product or its performance under this Agreement have been “debarred” or excluded from reimbursement by the FDA or any other Regulatory Authority, nor have debarment or exclusion proceedings against Revance or any of its employees or permitted subcontractors been commenced; and
(m)(i) No Clinical Trials of the Product have been conducted, and (ii) all non-clinical studies of the Product that have been conducted by or on behalf of Revance that have been submitted to any Regulatory Authority in connection with the Product, have been conducted in compliance in all material respects with Applicable Law, including good clinical practices and good laboratory practices, as applicable.
11.3Anti-Corruption Laws.
(a)Revance understands that Mylan is required to abide by the United States Foreign Corrupt Practices Act (“FCPA”), the United Kingdom Bribery Act (“UKBA”) and any other applicable anti-corruption laws (collectively, the “Anti-Corruption Laws”). Each Party represents and warrants that no one acting on its behalf will give, offer, agree or promise to give, or authorize the giving directly

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended or indirectly, of any money or other thing of value to anyone as an inducement or reward for favorable action or forbearance from action or the exercise of influence (a) to any governmental official or employee (including employees of government-owned and government-controlled corporations or agencies), (b) to any political party, official of a political party, or candidate, (c) to an intermediary for payment to any of the foregoing, or (d) to any other Person or entity in a corrupt or improper effort to obtain or retain business or any commercial advantage, such as receiving a permit or license.
(b)Each Party understands that the other Party may immediately suspend payment, in its sole discretion and without notice, if the actions or inactions of such Party become subject to an investigation of potential violations of the Anti-Corruption Laws. Moreover, each Party understands that if the other Party determines that such Party failed to comply with the provisions of any Applicable Law, including the Anti-Corruption Laws, the other Party may immediately terminate this Agreement, and any payments due hereunder, in its sole discretion and without notice (provided, that any such termination shall be limited to the country or countries in which the actions or inactions constitute a violation of Applicable Law).
(c)Each Party warrants that all Persons acting on its behalf will comply with all Applicable Laws in connection with all work under this Agreement, including the Anti-Corruption Laws if any, prevailing in the country(ies) in which such Party has its principal places of business, and with respect to Persons acting on behalf of such Party, in which such Person performs work on behalf of such Party.
(d)Each Party further warrants and represents that should it learn or have reason to suspect any breach of the representations, warranties or covenants in this Section 11.3, it will immediately notify the other Party.
11.4Trade Control Laws.
(a)Each Party will fully comply with all applicable export control, economic sanctions laws and anti-boycott regulations of the United States of America and other governments, including the U.S. Export Administration Regulations (Title 15 of the U.S. Code of Federal Regulations Part 730 et seq.) and the economic sanctions rules and regulations implemented under statutory authority or President’s Executive Orders and administered by the U.S. Treasury Department’s Office of Foreign Assets Control (Title 31 of the U.S. Code of Federal Regulations Part 500 et seq.) (collectively, “Trade Control Laws”).
(b)Each Party acknowledges and confirms that Trade Control Laws apply to its activities, its employees and Affiliates under this Agreement.
(c)No Product will be directly or indirectly shipped by a Party to any country subject to U.S. or U.N. economic sanctions without the necessary licenses, even for transfer to non-sanctioned countries, and only after the express written consent of both Parties.
(d)Neither Party shall be required by the terms of this Agreement to be directly or indirectly involved in the provision of goods, services or technical data that may be prohibited by applicable Trade Control Laws if performed by such Party. It shall be in the sole discretion of each Party

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended to refrain from being directly or indirectly involved in the provision of goods, services or technical data that may be prohibited by applicable Trade Control Laws.
(e)Each Party hereby represents and warrants that it is not included on any of the restricted party lists maintained by the U.S. Government, including the Specially Designated Nationals List administered by the U.S. Treasury Department’s Office of Foreign Assets Control; the Denied Persons List, Unverified List or Entity List maintained by the U.S. Commerce Department’s Bureau of Industry and Security; or the List of Statutorily Debarred Parties maintained by the U.S. State Department’s Directorate of Defense Trade Controls.
(f)Each Party shall commit to maintaining awareness of the importance of Trade Control Laws throughout its organization. Each Party shall take such actions as are necessary and reasonable to prevent Product from being exported or re-exported to any country, entity or individual subject to U.S. trade sanctions, unless prior approval of the other Party, and relevant permission or license from the U.S. government has been obtained.
(g)Each Party will keep accurate and consistent records of all transactions under this Agreement covered by the Trade Control Laws for a minimum of five (5) years from the date of export or re-export; the date of expiration of any applicable license; or, other approval or reliance on any application of license exception or exemption.
11.5Disclaimer. EACH PARTY AGREES AND ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 11 OR ELSEWHERE IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, IMPLIED OR STATUTORY, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AGAINST NON-INFRINGEMENT OR THE LIKE, OR ARISING FROM COURSE OF PERFORMANCE.
ARTICLE 12
CONFIDENTIALITY
12.1“Confidential Information” means the terms and provisions of this Agreement (each of which shall be the Confidential Information of both Parties) and all other information and data, including all notes, books, papers, diagrams, documents, reports, e-mail, memoranda, visual observations, oral communications and all other data or information in whatever form, that one Party or any of its Affiliates or representatives (the “Disclosing Party”) has supplied or otherwise made available to the other Party or its Affiliates or representatives (the “Receiving Party”) hereunder, including those made prior to the Effective Date of this Agreement, subject in all cases to Section 12.3(a). This Article 12 shall supersede that certain confidentiality agreement between the Parties dated [*] (the “Prior CDA”), and all Confidential Information disclosed pursuant to the Prior CDA shall be deemed to have been disclosed hereunder.
12.2Obligations. The Receiving Party shall protect all Confidential Information of the Disclosing Party against unauthorized use and disclosure to Third Parties with the same degree of care

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended as the Receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. The Receiving Party shall be permitted to disclose to Third Parties and to use the Confidential Information of the Disclosing Party solely as reasonably necessary to exercise its rights and fulfill its obligations under this Agreement (including any surviving rights), including (a) in prosecuting or defending litigation, (b) complying with Applicable Law, or (c) otherwise submitting information to tax or other Governmental Authorities. The Receiving Party shall not disclose the Confidential Information of the Disclosing Party to any Third Party other than to its Affiliates, and its and their respective directors, officers, employees, subcontractors, sublicensees or prospective sublicensees (solely to the extent necessary for such sublicensees to perform their obligations pursuant to its sublicense under this Agreement), consultants, attorneys, accountants, banks and investors (collectively, “Recipients”) who have a need to know such information for purposes related to this Agreement and who are bound by obligations of confidentiality at least as protective of such Confidential Information as those set forth in this Agreement.
12.3Exceptions.
(a)Restriction Limitations. The restrictions related to use and disclosure under this Article 12 shall not apply to any information disclosed by a Disclosing Party to the extent the Receiving Party can demonstrate by competent evidence that such information:
(i)is (at the time of disclosure by the Disclosing Party) or becomes (after the time of such disclosure by the Disclosing Party) known to the public or part of the public domain through no breach of this Agreement by the Receiving Party, or any Recipient to whom the Receiving Party disclosed such information, of its confidentiality obligations to the Receiving Party;
(ii)was known to, or was otherwise in the possession of, the Receiving Party prior to the time of disclosure by the Disclosing Party;
(iii)is disclosed to the Receiving Party on a non-confidential basis by a Third Party who is not, to the actual knowledge of the Receiving Party, prohibited from disclosing it without breaching any confidentiality obligation to the Disclosing Party; or
(iv)is independently developed by or on behalf of the Receiving Party or any of its Affiliates, as evidenced by its written records, without use of or access to the Confidential Information.
(b)Disclosure Required by Law. The restrictions set forth in Section 12.2 shall not apply to the extent that the Receiving Party is required to disclose any Confidential Information under law or by an order of a Governmental Authority; provided that the Receiving Party: (i) provides the Disclosing Party with prompt written notice of such disclosure requirement if legally permitted, (ii) affords the Disclosing Party an opportunity, and cooperates with the Disclosing Party’s efforts, to oppose or limit, or secure confidential treatment for such required disclosure (at the Disclosing Party’s expense), and (iii) if the Disclosing Party is unsuccessful in its efforts pursuant to subsection (ii), discloses only that portion of the Confidential Information that the Receiving Party is legally required to disclose as advised by the Receiving Party’s legal counsel.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

12.4Publication of Product Information. After the Effective Date, Revance shall not publish, or publicly present, or submit for written or oral publication, any manuscript or information regarding the Products, including the Collaboration Data, without Mylan’s prior consent; provided that the foregoing shall not prevent Revance from publishing information regarding the Products resulting from its third party licensee’s development and commercialization of the Product outside of the Mylan Territory.
12.5Public Announcements. The Parties have agreed to make a joint public announcement of the execution of this Agreement the text of which is attached as Exhibit 12.5, which will be issued at a time to be mutually agreed by the Parties. Except for such joint press release or as may be expressly permitted under Section 12.2 or required by Applicable Law (including any SEC filing requirements), neither Party will make any public announcement, or any other written or oral disclosure, regarding this Agreement or the terms hereof, the collaboration between the Parties hereunder, the Product or any Development, manufacturing or commercialization activities conducted under this Agreement (the “Public Announcement Matters”) without the prior written approval of the other Party, which approval shall not be conditioned, delayed, refused or withheld unreasonably; provided however, that neither Party shall be prevented from complying with any duty of disclosure that it may have pursuant to Applicable Law or the rules of any recognized stock exchange so long as the Disclosing Party provides the other Party at least five (5) Business Days prior written notice of such disclosure to the extent practicable and only discloses information to the extent required by applicable Laws or the rules of any recognized stock exchange. Once any statement is approved for disclosure by the Parties or information is otherwise made public in accordance with the preceding sentence, either Party may make a subsequent public disclosure of the contents of such statement without further approval of the other Party provided such information remains accurate as of such time. Notwithstanding anything herein to the contrary, either Party may inform its customers, suppliers and business contacts of the licensing of the Products hereunder in the ordinary course of business. Notwithstanding the restrictions contained in this Article 12, each Party will have the right to disclose this Agreement or the terms of this Agreement to any bona fide potential or actual investor, acquiror or other financial partner, in each case as reasonably necessary in connection with the consideration of the applicable transaction, provided that prior to any such disclosure, each disclosee is bound by obligations of confidentiality and non-use (which non-use obligations shall limit the use of such information to such Person’s consideration of the applicable transaction or for use in connection with its activities as an investor, acquiror or financial partner) and which obligations of confidentiality and non-use shall otherwise be at least equivalent in scope as those set forth in this Article 12 (except for the term of such obligations, which shall be for a commercially reasonable period).
12.6Use of Product Information. Revance will not knowingly use or permit the use of any Confidential Information relating solely to the Product (and not relating to Revance Existing Products) for purposes of promoting the Existing Revance Products or any other Competing Product.
12.7Right to Injunctive Relief. Each Party agrees that breaches of this Article 12 may cause irreparable harm to the other Party and shall entitle such other Party, in addition to any other remedies available to it (subject to the terms of this Agreement), to the right to seek injunctive relief enjoining such action.
12.8Ongoing Obligation for Confidentiality. The Parties’ obligations of confidentiality, non-use and non-disclosure under this Article 12 shall survive any termination of this Agreement for [*] years.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

ARTICLE 13
INDEMNIFICATION; INSURANCE
13.1Indemnification.
(a)Indemnification by Revance. Subject to Section 13.1(d) below, Revance hereby agrees, at its sole cost and expense, to defend, hold harmless and indemnify, to the extent permitted by Applicable Law (collectively, “Indemnify”), Mylan and its Affiliates and their respective agents, directors, officers and employees and the respective successors and assigns of any of the foregoing (the “Mylan Indemnitees”) from and against any and all liabilities, damages, penalties, fines, costs and expenses (including, reasonable attorneys’ fees and other expenses of litigation) (collectively, “Liabilities”) resulting from suits, claims, actions and demands, in each case brought by a Third Party (each, a “Third-Party Claim”) against any Mylan Indemnitee and arising from or occurring as a result of: (i) the development, manufacture, processing, storage, handling, use, marketing, distribution, offer for sale, sale, promotion, importation or other commercialization of the Biological Active Substance, Cell Line, or Product by or on behalf of Revance, its Affiliates or licensees (other than Mylan); (ii) any material breach of any of Revance’s obligations, representations, warranties or covenants under this Agreement or any Ancillary Agreement; or (iii) the gross negligence or willful misconduct of a Revance Indemnitee under this Agreement or any Ancillary Agreement. Revance’s obligation to Indemnify the Mylan Indemnitees pursuant to this Section 13.1(a) shall not apply to the extent that any such Liabilities result from clause (i), (ii), or (iii) in Section 13.1(b) below.
(b)Indemnification by Mylan. Subject to Section 13.1(d) below, Mylan hereby agrees to Indemnify Revance and its Affiliates and their respective agents, directors, officers and employees and the respective successors and assigns of any of the foregoing (the “Revance Indemnitees”) from and against any and all Liabilities resulting from Third-Party Claims against any Revance Indemnitee arising from or occurring as a result of: (i) the development, manufacture, processing, storage, handling, use, marketing, distribution, offer for sale, sale, promotion, importation or other commercialization of the Biological Active Substance, Cell Line, or Product by or on behalf of Mylan, its Affiliates or Sublicensees; (ii) any material breach of any of Mylan’s obligations, representations, warranties or covenants under this Agreement or any Ancillary Agreement; or (iii) the gross negligence or willful misconduct of a Mylan Indemnitee under this Agreement or any Ancillary Agreement. Mylan’s obligation to Indemnify the Revance Indemnitees pursuant to this Section 13.1(b) shall be subject to Section 13.1(d) below and shall not apply to the extent that any such Liabilities result from clause (i), (ii), or (iii) in Section 13.1(a) above.
(c)Procedure. To be eligible to be Indemnified hereunder, the indemnified Person shall provide the indemnifying Party with prompt written notice of the Third-Party Claim giving rise to the indemnification obligation pursuant to this Section 13.1 and the right to control the defense (with the reasonable cooperation of the indemnified Person) or settlement any such claim; provided, however, that the indemnifying Party shall not enter into any settlement that admits fault, wrongdoing or damages without the indemnified Person’s written consent, such consent not to be unreasonably withheld or delayed. The indemnified Person shall have the right to join, but not to control, at its own expense and with counsel of its choice, the defense of any claim or suit that has been assumed by the indemnifying Party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(d)Intellectual Property Infringement Claims. Notwithstanding the foregoing, the provisions set forth under Section 10.2 above shall govern the allocation of costs with respect to Defensive Actions (including any Defensive Actions under Section 10.2(d)) and declaratory judgment actions related thereto in the Mylan Territory that are covered by Section 10.2.
13.2Insurance. Each Party shall, during the Term and for two (2) years after termination of this Agreement, obtain and maintain at its own cost and expense from a qualified insurance company (provided however that either Party may satisfy all or part of its obligation through its insurance captive or self-insurance) product liability insurance providing protection against any and all claims, demands, and causes of action arising out of any defects, alleged or otherwise, of the Product or their use, design or manufacture, or any material incorporated in the Product. The amount of coverage shall be a minimum of [*] combined single limit coverage for each occurrence for bodily injury or for property damage and shall be provided from an insurance company qualified to write global product liability coverage. Each Party agrees, upon request, to furnish the other Party with a certificate of insurance evidencing such insurance coverage (at the execution of this Agreement and at each subsequent renewal) and shall provide the other Party with a thirty (30) calendar day notice of cancellation or non-renewal of such coverage. Revance shall name Mylan as an additional insured on its insurance policies maintained pursuant to this Section 13.2.
ARTICLE 14
TERM & TERMINATION
14.1Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 14, shall remain in effect on a country-by-country basis until terminated in accordance with this Article 14 (the “Term”).
14.2Termination for Material Breach. Subject to the further provisions of this Section 14.2, in the event of any material breach of this Agreement by a Party, the non-breaching Party shall have the right to serve notice upon the breaching Party of its intention to terminate this Agreement referencing this Section 14.2 and, unless the breaching Party cures such breach within [*] calendar days of receipt of such notice, to terminate this Agreement. Such notice shall specify in reasonable detail the facts and circumstances constituting the material breach of this Agreement, as applicable. Upon the expiration of said [*] calendar day period, if the breaching Party has not cured such material breach, then the non-breaching Party shall have the right to terminate this Agreement in its entirety, by giving a notice of such termination, which shall be effective on the date such notice is given. Notwithstanding the foregoing, in the event of a material breach of this Agreement [*], [*] right to terminate in accordance with this Section 14.2 shall be [*].
14.3Bankruptcy Event. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated in its entirety by either Party upon written notice if any Bankruptcy Event has occurred with respect to the other Party.
14.4Termination by Mylan.
(a)Mylan shall have the right to terminate this Agreement, in its entirety or with respect to any particular Region within the Mylan Territory, for any reason upon [*] calendar days’ prior

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended written notice to Revance referencing this Section 14.4(a). From and after the effective date of such termination under this Section 14.4(a), with respect to a particular Region, the countries in such Region shall cease to be within the definition of “Mylan Territory,” for all purposes of this Agreement, and, except as otherwise provided for in this Agreement, all rights and obligations of Mylan with respect to such particular countries in such Region, as applicable, shall terminate.
(b)Mylan shall have the right to terminate this Agreement in accordance with Section 5.2(c) or 5.3(b).
(c)Mylan shall have the right to terminate this Agreement in accordance with Section 11.3(b).
14.5Termination by Revance. Revance shall have the right to terminate this Agreement in accordance with Section 5.2(c), Section 5.3(b) and Section 11.3(b).
14.6Effects of Termination.
(a)General. Upon termination of this Agreement in its entirety in accordance with this Agreement, this Agreement shall be of no further force or effect, neither Party shall have any further rights or obligations hereunder, and neither Party shall make any further use of any Collaboration Data, in each case except as otherwise provided herein (including as set forth in Section 14.1, 14.6(b) or 14.6(c) below). Termination of this Agreement for any reason shall not release any Party hereto from any obligation or liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. Within [*] calendar days of termination of this Agreement in its entirety for any reason, each Party shall destroy all tangible items comprising, bearing or containing trademarks, trade names, or Confidential Information of such other Party that is in its possession or Control; provided that each Party shall have the right to retain any such items or Confidential Information to the extent reasonably necessary to exercise any surviving rights or perform any surviving obligations and such items and Confidential Information shall remain subject to the protections of Article 12.
(b)Termination (Reversion) with Continuing Product Rights for Revance. Without limiting any other legal or equitable remedies that either Party may have, if (i) this Agreement is terminated by Mylan under Section 14.4(a) or 14.4(b), (ii) this Agreement is terminated by Revance under Section 14.2, 14.3 or 14.5, or (iii) a country becomes a Reverted Country pursuant to Section 7.1(c), the following provisions will take effect as of the effective date of such termination with respect to each Terminated Country or, solely to the extent such provisions are applicable to Reverted Countries, the effective date of such reversion with respect to a Reverted Country. For clarity, only the provisions below that are specified as applying to Reverted Countries shall apply with respect to Reverted Countries, in addition to Terminated Countries.
(i)Mylan shall use Commercially Reasonable Efforts, if requested by Revance in writing, to promptly transfer to Revance or its designee: (A) copies of all governmental and regulatory correspondence, conversation logs, Regulatory Filings or Marketing Authorizations reasonably necessary for and primarily related to the Development, manufacture or commercialization of the Product in the Terminated Country(ies) or Reverted Country(ies), as applicable, that are in Mylan’s possession or control

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended as of the effective date of such termination or reversion, as applicable; (B) copies of all data, reports, records and cell line materials that are developed hereunder, are in Mylan’s possession or control as of the effective date of such termination or reversion, as applicable, and are reasonably necessary for and primarily related to the Development, manufacture or commercialization of the Product, including all non-clinical and clinical data relating to the Product developed hereunder (“Mylan Data”); and (C) all records and materials in Mylan’s possession or control as of the effective date of such termination or reversion, as applicable, containing Confidential Information of Revance relating solely to the Terminated Country(ies) or Reverted Country(ies), as applicable; provided, however, that Mylan shall be entitled to retain one copy of all such Confidential Information for purposes of determining its obligations, and exercising any remaining rights, under this Agreement; and provided further, for clarity, that Mylan’s obligations under this Section 14.6(b) shall not require Mylan to transfer any regulatory filings, regulatory approvals or related data or correspondence for a Competing Product of Mylan’s, or any Product other than those licensed to Mylan hereunder, to Revance;
(ii)If, at the time of termination or reversion, as applicable, Mylan is then-currently performing process development or manufacturing activities for the Product in the Terminated Country(ies) or Reverted Country(ies), as applicable, Mylan shall upon Revance’s written request for a reasonable period of time (not to exceed [*] following receipt of written termination notice) and subject to Revance’s agreement to reimburse Mylan for commercially reasonable internal and out-of-pocket costs and expenses associated therewith: (A) continue to perform such process development activities or manufacturing activities for the Product; and (B) use good faith efforts to effect a transfer of such activities to Revance or a Third Party on or before expiration of such [*] transition period. If Revance so requests, Mylan will assign to Revance any agreements with Third Parties reasonably necessary for and primarily relating to the Development, manufacture or commercialization of the Product in the Terminated Country(ies) or Reverted Countries, as applicable, to which Mylan is a party to the extent permitted by the terms of such agreements; provided, however, that Mylan shall not be obligated to pay any amounts to the counterparty or to any Third Party in connection with such assignment;
(iii)The licenses granted to Mylan pursuant to Section 2.1(a) will terminate with respect to the Terminated Country(ies) or Reverted Country(ies), as applicable, (except to the extent necessary to enable Mylan to perform its obligations under this Section 14.6(b)), and Mylan shall (and hereby does) grant Revance (x) a perpetual, royalty-bearing (as set forth in this Section 14.6(b)(iii), except in the event this Agreement is terminated by Revance under Section 14.2 or Section 11.3(b)), non-exclusive, sublicensable license under the Mylan Technology Rights existing as of the date of termination and (y) a perpetual, exclusive (even as to Mylan), sublicensable license under Mylan Data generated pursuant to this Agreement and existing as of the date of termination or reversion, as applicable, in each case to Exploit the Product in the Terminated Country(ies) or Reverted Country(ies), as applicable, subject to the following payment obligations with respect to the Product in such countries, except in the event this Agreement is terminated by Revance under Section 14.2 or Section 11.3(b). Mylan shall not use, or authorize any other Person to use, the Mylan Data existing as of the date of termination to Develop, manufacture or commercialize the Product in the Terminated Country(ies) or Reverted Country(ies), as applicable.
(1)If the Agreement is terminated after [*] and [*], Revance shall pay to Mylan a royalty of [*] of Net Sales of the Product by Revance or its Affiliates or licensees with respect to such Terminated Countries.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(2)The royalties due under this Section 14.6(b)(iii) shall be determined on a country-by-country basis beginning from the First Commercial Sale of the Product in such Terminated Country until Revance has paid to Mylan [*] in the aggregate in royalties under this Section 14.6(b)(iii) (for clarity such cap is not on a country-by-country basis, but an aggregate amount across all countries).
(iv)Mylan will, upon Revance’s written request, assign to Revance all right, title and interest in the trademark(s) specific to the Product and such Terminated Country(ies) or Reverted Country(ies), as applicable, and all goodwill associated therewith; provided that such assignment shall not include any Mylan corporate trademark or logo, or any derivative mark or variation thereof;
(v)Mylan will, as requested by Revance in writing and at Revance’s sole cost and expense, reasonably cooperate with Revance, either to transition all Clinical Trials of the Product initiated prior to the effective date of termination or reversion, as applicable, that are specific to the Terminated Country or Reverted Country, as applicable, or to wind-down and end such Clinical Trials;
(vi)Mylan will, at Revance’s request and sole cost and expense (including reimbursement of manufacturing costs) pursuant to a separate agreement to be negotiated by the Parties at the time of termination, transfer to Revance all inventory of Product produced hereunder that is in its possession as of the date of termination or reversion, as applicable, intended for Commercialization in the Terminated Country(ies) or Reverted Country(ies), as applicable;
(vii)In addition, Revance shall reimburse Mylan for commercially reasonable out-of-pocket expenses and FTE costs measured at the FTE Rate associated with the performance of the activities under subsections (i)- (vi) above; and
(viii)Mylan shall ensure that its Affiliates shall perform the obligations of Mylan under subsections (i) - (vi) where the power to perform such obligation is possessed or controlled by Mylan’s Affiliates and not otherwise by Mylan.
(c)Termination with Continuing Product Rights for Mylan. Without limiting any other legal or equitable remedies that either Party may have, if this Agreement is terminated by Mylan under Section 14.2, 14.3 or 14.4(c) after [*], the following provisions will take effect as of the effective date of such termination with respect to the Terminated Countries:
(i)Revance will use Commercially Reasonable Efforts, if requested by Mylan in writing, to promptly transfer to Mylan or its designee: (A) copies of all governmental and regulatory correspondence, conversation logs, Regulatory Filings and Marketing Authorizations reasonably necessary for and primarily related to the Development, manufacture or commercialization of the Product in the Terminated Countries that are in Revance’s possession or control as of the effective date of such termination; (B) copies of all data, reports, and records in Revance’s possession or control as of the effective date of such termination that are reasonably necessary for and primarily related to the Development or commercialization of the Product, or the manufacture of Product, including all such non-clinical and clinical data relating to the Product (“Revance Data”); and (C) all records and materials in Revance’s possession or control as of the effective date of such termination containing Confidential Information of Mylan relating to the Product; and provided further, for clarity, that the transfer obligations under this Section 14.6(c) shall not require Revance to transfer any regulatory approvals or related data or correspondence for a Competing Product of Revance’s to Mylan;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(ii)Revance will, as requested by Mylan in writing and at Mylan’s sole cost and expense, reasonably cooperate with Mylan, either to transition all Clinical Trials of the Product initiated prior to the effective date of such termination that are specific to the Terminated Countries or to wind-down and end such Clinical Trial;
(iii)Revance shall (and hereby does) grant Mylan (A) a perpetual, royalty-bearing, exclusive, sublicensable license under the Licensed Technology Rights existing as of the date of termination and (B) a perpetual, royalty-bearing (as set forth in this Section 14.6(c)(iii)), exclusive (even as to Revance), sublicensable license under Revance Data generated pursuant to this Agreement and existing as of the date of termination, in each case to Exploit the Product in the Terminated Countries, subject to the following payment obligations with respect to the Product in such countries. Revance shall not use, or authorize any other Person to use, the Revance Data generated pursuant to this Agreement and existing as of the date of termination to Develop, manufacture or commercialize the Product in the Terminated Countries.
(1)Subject to the Royalty Holiday with respect to Tier 1 Revenues, Mylan shall pay to Revance a royalty of [*] of Net Sales of the Product by Mylan or its Affiliates or their Sublicensees in such Terminated Countries.
(2)The royalties due under this Section 14.6(c)(iii) shall be determined on a country-by-country basis beginning from the First Commercial Sale of the Product in such country until Mylan has paid royalties under this Section 14.6(c)(iii) to Revance in an amount equal to [*], subject to an aggregate cap of [*].
(iv)Revance will continue to supply Mylan with Biological Active Substance and, if being supplied as of the effective date of such termination, Product for the Terminated Countries in accordance with the Supply Agreement;
(v)Revance will, at Mylan’s request and sole cost and expense (including reimbursement of manufacturing costs), transfer to Mylan all, or any requested portion, of the safety stock of Biological Active Substance in Revance’s possession or control as of the effective date of termination;
(vi)In addition, Mylan shall reimburse Revance for commercially reasonable out-of-pocket expenses and FTE costs measured at the FTE Rate associated with the performance of the activities under subsections (i) and (ii) above; and
(vii)Revance shall ensure that its Affiliates shall perform the obligations of Revance under subsections (i) - (vi) where the power to perform such obligation is possessed or controlled by Revance’s Affiliates and not otherwise by Revance.
14.7 Reverted Countries. Without limiting the foregoing, in the event of a partial termination hereunder, Revance shall continue to owe to Mylan a percentage of Reverted Country Product Revenues from each Reverted Country on a quarterly basis in accordance with Section 7.1(c); provided that in the event this Agreement is terminated in its entirety, all Reverted Countries shall become Terminated Countries such that Revance shall instead pay to Mylan the royalties set forth in Section 14.6(b)(iii) with respect to such countries.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

14.8Nonexclusive Remedy. Exercise of any right of termination afforded to either Party under this Agreement (i) shall not prejudice any other legal rights or remedies either Party have against the other in respect of any breach of the terms and conditions of this Agreement, and (ii) shall be without any obligation or liability arising from such termination other than such obligations expressly arising from termination.
14.9Survival. Article 1 (Definitions), Article 8 (Payments) (with respect to any payments due prior to the effective date of termination), Article 9 (Payment Terms) (with respect to any payments due prior to the effective date of termination), Article 12 (Confidentiality), Article 13 (Indemnification; Insurance), Article 15 (Dispute Resolution), and Article 16 (Miscellaneous) and Sections 11.4(g), 5.4 (Branded Alternative), 11.5 (Disclaimer), 14.6 (Effects of Termination), 14.7 (Reverted Countries), 14.8 (Nonexclusive Remedy), and 14.9 (Survival) shall survive any termination of this Agreement. Upon the termination of this Agreement for any reason, [*], provided that [*].
ARTICLE 15
DISPUTE RESOLUTION
15.1Senior Executives. Except as otherwise provided herein (including in Sections 4.5 and 4.8), any dispute, controversy or claim arising under, out of or in connection with this Agreement, including any subsequent amendments, or the validity, enforceability, construction, performance or breach hereof (and including the applicability of this Article 15 to any such dispute, controversy or claim) (each a “Dispute”) shall be first submitted to the Senior Executives for attempted resolution by good faith negotiations within ten (10) Business Days. In such event, each Party shall cause its Senior Executives to meet and be available to attempt to resolve such issue. If the Senior Executives should resolve such Dispute, a memorandum setting forth their agreement will be prepared and signed by both Parties if requested by either Party. The Parties shall cooperate in an effort to limit the issues for consideration in such manner as narrowly as reasonably practicable in order to resolve the Dispute.
15.2Jurisdiction. The Parties agree that any Dispute that is not resolved pursuant to Section 15.1 shall be subject to the exclusive jurisdiction of [*] and each Party hereby submits to such jurisdiction.
ARTICLE 16
MISCELLANEOUS
16.1LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO LIABILITY RESULTING FROM A PARTY’S FRAUD OR WILLFUL MISCONDUCT OR ANY BREACH OF SECTION 2.4 OR ARTICLE 12, OR AS MAY BE PAYABLE PURSUANT TO THE APPLICABLE PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT OR PURSUANT TO SECTION 10.2(d), TO THE MAXIMUM EXTENT PERMITTED BY LAW AND NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE. THE PARTIES AGREE THAT THE LIMITATIONS SPECIFIED IN THIS SECTION SHALL APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE. FURTHER, THE FOREGOING SHALL NOT LIMIT EITHER PARTY’S OBLIGATIONS WITH RESPECT TO LITIGATION COSTS COVERED BY ARTICLE 10, INCLUDING SUCH COSTS ASSOCIATED WITH LEGAL CLEARANCE ACTIVITIES OR DEFENSIVE ACTIONS OF THE PRODUCT IN THE MYLAN TERRITORY.
16.2Relationship of the Parties. The Parties agree that the relationship of Revance and Mylan established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish a partnership or joint venture, and nor shall this Agreement create or establish an employment, agency or any other relationship. Except as may be specifically provided herein, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.
16.3Expenses. Except as otherwise expressly provided herein, each Party shall bear its own costs, fees and expenses incurred by such Party in connection with this Agreement.
16.4Licenses and Permits. Each Party shall, at its sole cost and expense, maintain in full force and affect all necessary licenses, permits, and other authorizations required by Applicable Law in order to carry out its duties and obligations hereunder.
16.5Force Majeure. No Party shall be liable for a failure or delay in performing any of its obligations under this Agreement, but only to the extent that such failure or delay is due to causes beyond the reasonable control of the affected Party, including: (a) acts of God; (b) fire, explosion, or unusually severe weather; (c) war, invasion, riot, terrorism, or other civil unrest; (d) governmental laws, orders, restrictions, actions, embargo or blockages; (e) national or regional emergency; (f) strikes or industrial disputes at a national level which directly impact the affected Party’s performance under this Agreement; or (g) other similar cause outside of the reasonable control of such Party (“Force Majeure”); provided that the Party affected shall promptly notify the other of the Force Majeure condition and shall eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible. If the performance of any obligation of a Party under this Agreement is delayed owing to such a Force Majeure for any continuous period of more than [*] calendar days, the other Party shall have the right to terminate this Agreement.
16.6Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the express purposes and intent of this Agreement, as reasonably requested by the other Party.
16.7Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be delivered in person, by a nationally recognized overnight courier, or by registered or certified airmail, postage prepaid, to the addresses given below or such other addresses as may be designated in

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended writing by the Parties from time to time during the Term, and shall be deemed to have been given three (3) Business Days after sending same.

In the case of Revance:	With a required copy to:
Revance Therapeutics, Inc. 7555 Gateway Boulevard Newark, California 94560 Attention: Chief Executive Officer	Revance Therapeutics, Inc. 7555 Gateway Boulevard Newark, California 94560 Attention: Legal Department
In the case of Mylan:	With a required copy to:
Mylan Ireland Ltd. c/o Mylan Inc. 1000 Mylan Boulevard Canonsburg, PA 15317 U.S.A. Attention:	Mylan Inc. 1000 Mylan Boulevard Canonsburg, PA 15317 U.S.A. Attention: Global General Counsel
16.8Assignment.
(a)Rights to Assign. Neither Party shall at any time, without obtaining the prior written consent of the other Party, assign or transfer this Agreement or subcontract (except as permitted under this Agreement) its obligations hereunder to any Person. Notwithstanding the foregoing, either Party shall be permitted, without the consent of the other Party, to assign this Agreement to its Affiliates or to perform this Agreement, in whole or in part, through its Affiliates, and either Party may also assign this Agreement, without the consent of the other Party, to an Affiliate or any successor or Third Party that acquires all or substantially all of the assets to which this Agreement relates or the equity of such Party, by sale, transfer, merger, reorganization, operation of law or otherwise (a “Sale Transaction”); provided that the assignee agrees in writing to be bound to the terms and conditions of this Agreement where not bound by the operation of law. In the event of an assignment permitted under this Section 16.8, the assigning Party shall notify the other Party in writing of such assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns. Any assignment not in accordance with this Section 16.8 shall be null and void.
(b)Subsequent Sale or Acquisition. In the event of (x) a Sale Transaction of Revance by a Third Party, or (y) the acquisition by Revance of all or substantially all of the business of a Third Party (together with any entities that were Affiliates of such Third Party immediately prior to such acquisition, a “Revance Acquiree”), whether by merger, sale of stock, sale of assets or otherwise (a “Revance Acquisition”), the following shall apply: (i) intellectual property rights of the acquiring party in a Sale Transaction (together with any entities that were affiliates of such Third Party immediately prior to such Sale Transaction, a “Third Party Acquirer”), or the Revance Acquiree, as applicable, shall not be included in the technology licensed hereunder or otherwise subject to this Agreement, and (ii) [*] with respect to [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(c)Change of Control.
(i)Notwithstanding anything to the contrary herein, in the event that Revance is subject to a Change of Control (whether or not this Agreement is assigned in connection with such Change of Control), Revance shall, within [*] Business Days after the date that such Change of Control closes, provide Mylan with notice of such Change of Control.
(ii)In the event that a Change of Control occurs prior to [*], then Mylan shall have the right to elect to [*] and, upon such election, Mylan shall [*] and Mylan shall [*], and Revance shall [*]. Accordingly, Revance shall [*], except to the extent that [*]. Revance shall [*] and [*].
(iii)Following a Change of Control, Revance shall [*] in accordance with this Agreement [*]; provided that, in the case of [*], upon Mylan’s request, Revance shall (1) [*], and (2) [*]. [*] Revance will continue to [*]. [*], Revance shall [*]. If Mylan elects to [*], then [*] with respect to [*] shall be [*] as expressly set forth in this Section 16.8(c)(iii).
(iv)Change of Control Definition. For purposes of the foregoing, a “Change of Control” shall mean, with respect to Revance, the occurrence of any of the following events: (1) the sale, transfer, conveyance or other disposition of all or a majority of the assets of the Revance to a Third Party; or (2) the acquisition of beneficial ownership, directly or indirectly, by a Third Party of common shares or other equity interest representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding common shares or other equity interests of Revance; or (3) a merger, reorganization or consolidation involving Revance in which the stockholders of Revance, immediately prior to the merger, reorganization or consolidation, would not, immediately after the merger, reorganization or consolidation, beneficially own, directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the combined ordinary voting power of the resulting ultimate parent company; provided that neither of the following shall constitute a Change of Control: (i) a transaction or series of transactions in which (A) a majority of the members of the Board of Directors of Revance prior to such transaction or series of transactions remain members of the Board of Directors of the resulting parent company following such transaction(s) and represent a majority of that Board of Directors and (B) a majority of the members of the senior management of Revance remain in senior management positions at resulting parent company following the transaction or series of transactions; or (ii) a public offering of equity securities of Revance or any Affiliate of Revance pursuant to an effective registration statement under the Securities Act of 1933, as amended. The “Acquiring Entity” means the acquiring or resulting entity in such transaction.
16.9Governing Law. This Agreement shall be governed by and construed in accordance with the laws of [*] without reference to conflicts of laws principles.
16.10Bankruptcy. All rights and licenses granted under or pursuant to this Agreement from Revance to Mylan are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any non-U.S. equivalent thereof, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. Revance agrees that Mylan, as exclusive licensee of certain rights and licenses under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any non-U.S. equivalent thereof. Revance further agrees that, in the event of the commencement of a bankruptcy proceeding by or against Revance under the U.S.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Bankruptcy Code or other Applicable Law governing Revance, Mylan shall have the right to retain any and all rights and licenses granted to it hereunder, to the maximum extent permitted by Applicable Law (such as under Sections 365(n)(1) and 365(n)(2) of the U.S. Bankruptcy Code or any non-U.S. equivalent thereof) and be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Mylan’s possession, shall be promptly delivered to it upon any such commencement of a bankruptcy proceeding, unless Revance (or its bankruptcy trustee) elects to assume this Agreement and continue to perform all of its obligations under this Agreement.
16.11Entire Agreement and Amendment. This Agreement (including, for clarity, its Exhibits and the Ancillary Agreements), constitutes and contains the entire understanding and agreement of the Parties respecting the subject matter hereof and cancels and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. Notwithstanding the foregoing, except to the extent expressly set forth herein, to the extent the terms and conditions of the body of this Agreement conflict with the terms and conditions of any Exhibit hereto, the terms and conditions of the body of this Agreement shall govern. No terms or conditions of this Agreement will be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.
16.12No Third Party Beneficiaries. Except for the rights to indemnification provided for under Article 13 above, all rights, benefits and remedies under this Agreement are solely intended for the benefit of Revance and Mylan, and except for such rights to indemnification expressly provided pursuant to Article 13, no Third Party shall have any rights whatsoever to: (a) enforce any obligation contained in this Agreement; (b) seek a benefit or remedy for any breach of this Agreement; or (c) take any other action relating to this Agreement under any legal theory, including actions in contract, tort (including negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.
16.13Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties agree to negotiate in good faith a valid and enforceable provision therefor which, as nearly as possible, achieves the desired economic effect and mutual understanding of the Parties under this Agreement.
16.14No Waiver. A waiver by any Party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement will be cumulative and none of them will be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.
16.15Compliance with Laws. Both Revance and Mylan shall perform their obligations under this Agreement in accordance with Applicable Law and each Party shall bear its own costs in ensuring compliance therewith. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement that violates, or which it reasonably believes may violate, any Applicable Law.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

16.16English Language. This Agreement shall be written and executed in the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.
16.17Review by Legal Counsel. Each Party agrees that it has read and had the opportunity to review this Agreement with its legal counsel. Accordingly, the rule of construction that any ambiguity contained in this Agreement shall be construed against the drafting Party shall not apply.
16.18Further Acts. Each Party shall do, execute and perform and shall procure to be done and perform all such further acts, deeds, documents and things as the other Parties may reasonably require from time to time to give full effect to the terms of this Agreement.
16.19Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same document. This Agreement and any amendments hereto, to the extent signed and delivered by means of electronic reproduction (e.g., portable document format (.pdf)), shall be treated in all manner and respects as an original and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of a Party, the other Party shall re-execute original forms thereof and deliver them to the Party who made said request.
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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Signing Date, each copy of which will for all purposes be deemed to be an original.
REVANCE THERAPEUTICS, INC.
By:     /s/ L. Daniel Browne__________
Name: L. Daniel Browne
Title: President and Chief Executive Officer
MYLAN IRELAND LTD.
By:     /s Peter McCormick___________
Name: Peter McCormick
Title: Global Head OSD Operations

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

EXHIBITS
Exhibit 1.7    Biological Active Substance
Exhibit 1.12    Cell Line
Exhibit 1.31    Financial Exhibit (with confirmatory signatures)
Exhibit 1.44     Licensed Materials
Exhibit 1.45    Licensed Patents
Exhibit 4.3     Initial JSC Members
Exhibit 5.2    Initial Development Plan
Exhibit 7.2(a)    Supply Agreement
Exhibit 11.2(d)    Third Party Contracts
Exhibit 12.5    Joint Press Release
Exhibit 13.2     Revance Certificate of Insurance

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Exhibit 1.7
Biological Active Substance
The Biological Active Substance (BAS) is [*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Exhibit 1.12
Cell Line
The cell line is [*], also known as [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Exhibit 1.31
Financial Exhibit
1.Initial Payment. In consideration for the rights and licenses granted by Revance to Mylan under this Agreement, within [*] calendar days after the Effective Date, Revance shall issue an invoice to Mylan for, and Mylan shall pay to Revance, Twenty-Five Million Dollars (US$25,000,000) (“Upfront Payment”).
2.FDA Advisory Milestone Payment. If Mylan provides Revance with a Continuation Notice, in accordance with Section 5.2(c), that it will continue with development of the Product for the Mylan Territory under this Agreement, Revance shall issue to Mylan an invoice for [*] (the “FDA Advisory Milestone Payment”), as well as an amount equal to [*] any Excess Revance Costs, and Mylan shall pay such invoice within [*] calendar days of receipt.
3.Contingent Development Milestone Payments. Mylan shall provide Revance with written notice within [*] Business Days of the first achievement of each development milestone event set forth below by Mylan, its Affiliate or Sublicensee with respect to the Product hereunder, and, upon receipt of each such notice, Revance shall issue Mylan an invoice for the corresponding milestone payment amount set forth below. Subject to the terms and conditions of this Agreement and in further consideration for the rights and licenses granted by Revance to Mylan under this Agreement, Mylan shall pay to Revance the milestone payments amounts set forth below within [*] calendar days after receipt of an invoice for such amount from Revance, provided in accordance with this paragraph 3. Each milestone payment by Mylan to Revance under this paragraph 3 shall be payable only once and in no event shall the aggregate amount to be paid by Mylan under this paragraph 3 exceed [*].

Development Milestone Event	Milestone Payment
[*]	[*]
In the event that a milestone payment with respect to milestone event [*] has not been paid at such time as milestone event [*] is achieved, then Mylan shall pay Revance such unpaid milestone payment with respect to milestone event [*] along with its payment for the first of such later milestone events ([*]) to occur. In the event that a milestone payment with respect to milestone event [*] has not been paid at such time as milestone event [*] is achieved, then Mylan shall pay Revance such unpaid milestone payment with respect to milestone event [*] along with its payment for milestone event [*]. In the event that a milestone payment with respect to milestone event [*] has not been paid at such time as a milestone event [*] is achieved, then Mylan shall pay Revance such unpaid milestone payment with respect to milestone event [*] along with its payment for milestone event [*].
4.Contingent Commercial Milestone Payments. Mylan shall provide Revance with written notice of the first achievement of each commercial milestone event set forth below by Mylan, its Affiliate or Sublicensee with respect to the Product hereunder, within [*] Business Days with respect to commercial milestone events [*] and within [*] days of the end of the calendar year in which such milestone occurred with respect to commercial milestone events [*]. Upon receipt of each such notice, Revance shall issue Mylan an invoice for the corresponding milestone payment set forth below. Subject to the terms and conditions of this Agreement and in further consideration for the rights and licenses

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended granted by Revance to Mylan under this Agreement, Mylan shall pay to Revance the milestone payment amounts set forth below within [*] calendar days after receipt of an invoice for such amount from Revance, provided in accordance with this paragraph 4. Each milestone payment by Mylan to Revance under this paragraph 4 shall be payable only once and in no event shall the aggregate amount to be paid by Mylan under this paragraph 4 exceed Two Hundred Twenty-Five Million Dollars ($225,000,000).

Commercial Milestone Event	Milestone Payment
[*]	[*]
5.Royalties.
(a)U.S. Royalties. Subject to the terms and conditions of this Agreement and in further consideration for the rights and licenses granted by Revance to Mylan under this Agreement, Mylan shall pay to Revance royalties on U.S. Annual Product Revenues during the Term, as calculated by multiplying the applicable Royalty Rate by the corresponding portion of incremental U.S. Annual Product Revenues set forth in the table below:

Annual Product Revenue Level	Royalty Rate
For that portion of U.S. Annual Product Revenues less than $50,000,000 (“Tier 1 Revenues”), subject to the Royalty Holiday	[*]
For that portion of U.S. Annual Product Revenues greater than or equal to $50,000,000 but less than [*]	[*]
For that portion of U.S. Annual Product Revenues greater than or equal to [*]	[*]
Notwithstanding the foregoing, royalties on Tier 1 Revenues will commence upon the expiration of the Royalty Holiday, and no royalties shall be owed with respect to Tier 1 Revenues that occur during the Royalty Holiday. For purposes of the foregoing, the “Royalty Holiday” means the period commencing on First Commercial Sale of the Product in the U.S. by Mylan or its Affiliate or Sublicensee and expiring upon the expiration of the fourth Net Sales Calendar Year. “Net Sales Calendar Year” means each of (a) (i) the year in which the First Commercial Sale of the Product is made in the U.S. by Mylan or its Affiliate or Sublicensee, if such First Commercial Sale is made on or before March 31st of the applicable calendar year or (ii) the first full calendar year following the date on which the First Commercial Sale of the Product is made in the U.S. by Mylan or its Affiliate or Sublicensee, if such First Commercial Sale is made after March 31st of the applicable calendar year ((i) or (ii), the “First Net Sales Calendar Year”), and (b) each of the three calendar years immediately following the First Net Sales Calendar Year.
(b)European Royalties. Subject to the terms and conditions of this Agreement and in further consideration for the rights and licenses granted by Revance to Mylan under this Agreement, Mylan shall pay to Revance royalties on European Product Revenues during the Term, equal to [*] of European Product Revenues. Notwithstanding the foregoing or paragraph 5(c), the Parties shall discuss in good faith any tender opportunities in Europe or any country in the Mylan Territory outside of the U.S. and Europe, including any adjustments to the royalties set forth in this paragraph 5(b) reasonably necessary to enable Mylan, its Affiliate or Sublicensees to competitively bid for such tenders.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(c)Rest of World Royalties. Subject to the terms and conditions of this Agreement and in further consideration for the rights and licenses granted by Revance to Mylan under this Agreement, Mylan shall pay to Revance royalties on ROW Product Revenues during the Term, equal to [*] of ROW Product Revenues.
(d)Royalty Reports and Payment. Subject to the terms and conditions of this Agreement and in further consideration for the rights and licenses granted by Revance to Mylan under this Agreement, within [*] calendar days after the end of each calendar quarter following the First Commercial Sale of the Product in the Mylan Territory and then each calendar quarter thereafter, Mylan shall provide to Revance a true and accurate report setting out in reasonable detail (including on a country-by-country basis where applicable) the information necessary to calculate royalty payments due under this paragraph 5 above with respect such calendar quarter, including: (i) gross sales of the Product in the relevant calendar year; (ii) Net Sales of the Product by Mylan or its Affiliates in the relevant calendar quarter; and (iii) the date of First Commercial Sale of the Product in any country in the Mylan Territory first occurring during such calendar quarter (each, a “Royalty Report”). Simultaneously with the delivery of each Royalty Report, Mylan shall pay to Revance the total amounts due under this paragraph 5 above for the period covered by such Royalty Report. Within fifteen (15) calendar days after the end of each calendar quarter, Mylan shall, for informational purposes only, provide to Revance a non-binding estimate of the royalty payable.
(e)Anti-Stacking. Mylan shall be entitled to credit against the royalties owed by Mylan to Revance pursuant to this paragraph 5 up to [*] of any royalties paid by a Selling Party to Third Parties on sales of Products in consideration for licenses under patent rights owned or controlled by such Third Party that cover the Product subject to Revance’s consent, not to be unreasonably withheld, delayed or conditioned; provided that in no event shall such credit reduce the royalty rates set forth in this paragraph 5 by more than [*].
6.Development Cost Sharing.
(a)Sharing. The Parties shall share Development Costs for the Product in accordance with Section 5.3(d) of the Agreement.
(b)Reporting and Reconciliation. Within [*] calendar days after the end of each calendar quarter during which activities are being performed under the Initial Development Plan or the Development Plan, each Party shall report to the other the Development Costs incurred by such Party during such calendar quarter (each, an “Initial Development Cost Report”), in sufficient detail for Mylan to track Revance’s Development Costs against the Initial Development Cap, and for each Party to track Development Costs against the Continued Development Cap. Without limiting Section 9.4 of the Agreement, each Party shall keep complete and accurate records of its Development Costs incurred in the performance of the Initial Development Plan or the Development Plan, as applicable, and such records shall be made available to the other Party to verify the Development Costs reported each quarter. Within [*] days of its receipt of Revance’s Initial Development Cost Report for each quarter, Mylan shall (a) reconcile each Party’s Initial Development Cost Report to (i) ensure that each Party is bearing fifty percent (50%) of the Development Costs incurred by the Parties during such quarter in accordance with the Development Budget and (ii) review aggregate Development Costs incurred in accordance with the Initial Development Plan and the Development Budget against the Initial Development Cost Cap and the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Continued Development Cost Cap, respectively; and (b) issue a report setting forth (i) any payment owed by one Party to the other Party to ensure that each Party is bearing its agreed upon share of Development Costs (as set forth in Article 5), (ii) aggregate Development Costs incurred by the Parties in (1) the performance of the Initial Development Plan and (2) the performance of the Development Plan in accordance with the Development Budget (such report, the “Reconciliation Report”). If the Reconciliation Report reveals that Mylan has paid more than its fifty percent (50%) share of Development Costs incurred in accordance with the Development Budget during such calendar quarter, Mylan shall issue to Revance, together with the Reconciliation Report, an invoice in the amount necessary to ensure that each Party bears fifty percent (50%) of such Development Costs. If the Reconciliation Report reveals that Revance has paid more than its fifty percent (50%) share of Development Costs incurred in accordance with the Development Budget during such calendar quarter, Revance shall issue to Mylan, upon receipt of such Reconciliation Report, an invoice in the amount necessary to ensure that each Party bears fifty percent (50%) of such Development Costs. Invoices issued pursuant to this paragraph 6 shall be paid within [*] days of receipt.
7.Signatures for Confirmation Only. This Financial Exhibit is an exhibit to, and an integral part of, the Exclusive License and Commercialization Agreement between Mylan Ireland Ltd. and Revance Therapeutics, Inc., dated February 28, 2018, and is subject to all the terms and conditions set forth therein. This Financial Exhibit is not intended to be, and shall not be construed to be, a separate agreement. The signatures below indicate confirmation that the financial terms set forth in this Financial Exhibit reflect applicable financial terms of such Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

REVANCE THERAPEUTICS, INC.
By:     /s/ L. Daniel Browne
Name: L. Daniel Browne
Title: President and Chief Executive Officer
MYLAN IRELAND LTD.
By:     /s/ Peter McCormick
Name: Peter McCormick
Title: Global Head OSD Operations

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Exhibit 1.44

Licensed Materials

Revance licensed the following materials for the research and manufacture of its products:

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Exhibit 1.45
Licensed Patents
[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Exhibit 4.3
Initial JSC Members
For Revance:

•	Chief Operating Officer

•	Head of R&D

•	Head of Regulatory
Mylan will provide Revance separately with a list of its initial JSC members.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Exhibit 5.2
Initial Development Plan
[*] (6 pages omitted)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Exhibit 7.2(a)
Supply Agreement

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Exhibit 11.2(d)
Third Party Contract(s)
[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Exhibit 12.5
Joint Press Release

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Exhibit 13.2
Revance Certificate of Insurance

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended